UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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BRIGHTCOVE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2021

Dear Brightcove Stockholder:

I am pleased to invite you to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Brightcove Inc. (“Brightcove”) to be held on Tuesday, May 11, 2021 at 9:00 a.m. Eastern Time, virtually, via a live webcast on the Internet at www.virtualshareholdermeeting.com/BCOV2021. You will be able to vote and submit your questions at such website during the meeting.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2021 Annual Meeting of Stockholders (the “Notice”) and Proxy Statement.

Brightcove is following the Securities and Exchange Commission’s “Notice and Access” rule that allows companies to furnish their proxy materials by posting them on the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, instead of a paper copy of the accompanying proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, or the Annual Report. We plan to mail the Notice on or about April 1, 2021, and it contains instructions on how to access both the Annual Report and accompanying proxy statement over the Internet. This method provides our stockholders with expedited access to proxy materials and not only lowers the cost of printing and distribution but also reduces the environmental impact of the Annual Meeting. If you would like to receive a print version of the proxy materials, free of charge, please follow the instructions on the Notice.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or virtually at the Annual Meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in Brightcove. We look forward to seeing you at our Annual Meeting.

Sincerely,

Jeff Ray

Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save Brightcove the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, the non-binding, advisory vote to approve the compensation of our named executive officers, or the vote to approve the Brightcove Inc. 2021 Stock Incentive Plan, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your shares virtually during the Annual Meeting.

BRIGHTCOVE INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Brightcove Inc. will hold its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) on May 11, 2021 at 9:00 a.m. Eastern Time, virtually, via a live webcast on the Internet at www.virtualshareholdermeeting.com/BCOV2021, for the following purposes:

•

To elect three Class III directors, Gary Haroian, Diane Hessan and Ritcha Ranjan, to hold office until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

•	To cast a non-binding, advisory vote to approve the compensation of our named executive officers;

•	To approve the Brightcove Inc. 2021 Stock Incentive Plan; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only stockholders of record at the close of business on March 12, 2021 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 12, 2021 or hold a valid proxy for the Annual Meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/BCOV2021, you must enter the control number found on your proxy card, voting instruction form or notice you received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

By Order of the Board of Directors,

David Plotkin

Chief Legal Officer

Boston, Massachusetts

April 1, 2021

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, MAY 11, 2021

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2021 Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be held at 9:00 a.m. Eastern Time on Tuesday, May 11, 2021, virtually, via a live webcast on the Internet at www.virtualshareholdermeeting.com/BCOV2021. You will be able to vote and submit your questions at such website during the meeting. We made this Proxy Statement available to stockholders beginning on April 1, 2021.

In this Proxy Statement the terms “Brightcove,” “the company,” “we,” “us,” and “our” refer to Brightcove Inc. The mailing address of our principal executive offices is Brightcove Inc., 290 Congress Street, Boston, MA 02210.

Record Date	March 12, 2021.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	40,248,122 shares of common stock outstanding as of March 12, 2021.

Voting	There are four ways a stockholder of record can vote:

(1)	By Internet: You may vote over the Internet by going to www.proxyvote.com and entering the 16-digit control number provided on your proxy card or voting instruction form.

(2)	By Telephone: You may vote by telephone by following the instructions on the proxy card. You will need the 16-digit control number provided on your proxy card or voting instruction form.

(3)	By Mail: You may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4)

Virtually: If you are a stockholder as of the record date, you may vote virtually at the meeting at www.virtualshareholdermeeting.com/BCOV2021. You will need the 16-digit control number included on your proxy card or voting instruction form. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting virtually. Instructions on how to attend and vote during the Annual Meeting are described at www.proxyvote.com.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting virtually, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using a telephone or the Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

To vote as our Board recommends, stockholders must vote pursuant to the instructions on the Notice or on the proxy card or attend the meeting and vote virtually.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the three nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

For Proposal Three, a majority of the votes properly cast is required to approve the compensation of our named executive officers.

For Proposal Four, a majority of the votes properly cast is required to approve the Brightcove Inc. 2021 Stock Incentive Plan.

Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, on the non-binding, advisory vote to approve the compensation of our named executive officers, or on the vote to approve the Brightcove Inc. 2021 Stock Incentive Plan.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted on Proposals One, Three or Four unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for directors named in this Proxy Statement, for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, for approval, on a non-binding, advisory basis, of the compensation of our named executive officers and for approval of the Brightcove Inc. 2021 Stock Incentive Plan. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services. We have retained Innisfree M&A Incorporated to aid in soliciting proxies and advise on certain matters relating to the annual meeting for a fee estimated not to exceed $25,000 plus reasonable out-of-pocket expenses. Proxies may be solicited on our behalf by telephone, the Internet or through other means by our directors, officers and other employees who will receive no additional compensation therefor.

Householding	If you are a beneficial owner of our common stock and you receive your proxy materials through Broadridge Financial Solutions, Inc. (“Broadridge”), and there are multiple beneficial owners at the same address, you may receive fewer Notices or fewer paper copies of the Proxy Statement and the Annual Report than the number of beneficial owners at that address. The rules of the Securities and Exchange Commission (the “SEC”) permit Broadridge to deliver only one Notice, Proxy Statement and Annual Report on Form 10-K to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.

If you receive your proxy materials through Broadridge and (1) you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the Annual Report, or any future proxy statement or annual report or (2) you share an address with other beneficial owners who also receive their separate proxy materials through Broadridge and you wish to request delivery of a single copy of the Annual Report on Form 10-K or the proxy statement to the shared address in the future, please contact Investor Relations at Brightcove Inc., 290 Congress Street, Boston, MA 02210 or call (888) 882-1880.

Virtual Annual Meeting	Due to the coronavirus (COVID-19) global pandemic this year, we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments have imposed. Hosting a virtual annual meeting provides easy access for our stockholders and facilitates participation since stockholders can participate from any location around the world.

You will be able to participate in the Annual Meeting of Stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/BCOV2021. To be admitted to the Annual Meeting, you must enter the control number found on your proxy card, voting instruction form or notice you received. You also will be able to vote your shares electronically prior to or during the Annual Meeting.

Submitting a Question	If you want to submit a question during the Annual Meeting, log into www.virtualshareholdermeeting.com/BCOV2021, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be read and answered during the meeting, subject to time constraints. The questions and answers will be available as soon as practicable after the Annual Meeting at investor.brightcove.com and will remain available for one week after posting.

Technical Difficulties	If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Internet Availability of Proxy Materials	We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, instead of a paper copy of the accompanying proxy statement and our 2020 Annual Report on or about April 1, 2021, and it contains instructions on how to access those documents over the Internet and how to vote. If you would like to receive a print version of the Proxy Materials, free of charge, please follow the instructions on the Notice.

Questions on Voting	If you have any questions or need assistance voting, please call the Company’s proxy solicitor, Innisfree M&A Incorporated:

Shareholders may call toll free: 1-888-750-5834
Banks and Brokers may call collect: 212-750-5833

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors, currently Deborah Besemer, Kristin Frank and Scott Kurnit, expires at the 2022 annual meeting. The term of the Class II directors, currently Tsedal Neeley, Jeff Ray and Thomas E. Wheeler, expires at the 2023 annual meeting. The term of the Class III directors, currently Gary Haroian, Diane Hessan and Ritcha Ranjan, expires at the Annual Meeting. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board has nominated Gary Haroian, Diane Hessan and Ritcha Ranjan for election as directors to serve for a three-year term ending at the 2024 annual meeting or until their successors are elected and qualified. Each of the nominees named in this Proxy Statement is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee named in this Proxy Statement. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees named in this Proxy Statement will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES NAMED IN THIS PROXY STATEMENT.

The biographies of each of the nominees named in this Proxy Statement and the continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the Board and its Nominating and Corporate Governance Committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” directors under the published listing requirements of the NASDAQ Stock Market (“NASDAQ”).

Nominees for Election for a Three-Year Term Ending at the 2024 Annual Meeting

Gary E. Haroian, 69, has served as one of our directors since 2014. From 2000 to 2002, Mr. Haroian served in various positions, including as Chief Financial Officer, Chief Operating Officer and Chief Executive Officer, at Bowstreet, Inc., a provider of software application tools. From 1997 to 2000, Mr. Haroian served as Senior Vice President of Finance and Administration and Chief Financial Officer of Concord Communications, Inc., a network management software company. From 1983 to 1996, Mr. Haroian served in various positions, including Chief Financial Officer, President, Chief Operating Officer and Chief Executive Officer, at Stratus Computer, Inc., a provider of continuous availability solutions. Mr. Haroian served as a director of EnerNoc, Inc., a provider of cloud-based energy intelligence software and services, from 2015 to 2017; A123 Systems, a battery systems company, from 2006 to 2012; Network Engines, Inc., a provider of server appliance solutions, from 2003 to 2011; Unica Corporation, a provider of enterprise marketing management software, from 2009 to 2010; Phase Forward Incorporated, a provider of clinical trials and drug safety software, from 2005 to 2010; Authorize.Net Holdings, Inc. (formerly known as Lightbridge, Inc.), a provider of transaction and payment processing services, from 2005 to 2007; and Embarcadero Technologies, Inc., a provider of database management solutions, from 2004 to 2006. Mr. Haroian currently serves as a director of Aspen Technology, Inc., a provider of process optimization software solutions. Prior to 1983, Mr. Haroian was a Certified Public Accountant. He holds a B.A. in Economics and a B.B.A. in Accounting from the University of Massachusetts Amherst. Mr. Haroian was selected to serve as a director on our Board due to his financial and accounting expertise from his prior extensive experience in finance roles with both public and private corporations. Mr. Haroian qualifies as an “audit committee financial expert” under SEC guidelines.

Diane Hessan, 66, has served as one of our directors since 2017. Ms. Hessan has served as Chief Executive Officer of Salient Ventures since July 2016. Previously, Ms. Hessan served as Chief Executive Officer and director of the Startup Institute from October 2014 to June 2016. From December 1999 until February 2014, Ms. Hessan served as President and Chief Executive Officer of C Space (formerly Communispace Corporation), a marketing technology company that she founded. Since March 2014, Ms. Hessan has served as Chairman of C Space. Ms. Hessan also serves on the boards of Beth Israel Deaconess Medical Center, Eastern Bank, Mass Challenge, Tufts University, The Schlesinger Group, the National Association of Corporate Directors – New England, Panera Bread and the Boston Globe Editorial Board. She is also Special Advisor to Datapoint Capital, an early-stage venture capital firm. She holds a B.A. in Economics and English from Tufts University and an M.B.A. from Harvard University. Ms. Hessan was selected to serve on our Board due to her marketing, executive leadership and oversight experience from her background as a senior executive and service on multiple boards.

Ritcha Ranjan, 45, has served as one of our directors since 2020. Since 2019, Ms. Ranjan has been the Director of Product Management at Google LLC (“Google”) for Google Finance and the GPay Financial Platform. From 2015 to 2019, she was the Director of Product Management at Google for the Google Docs, Sheets, Slides, Sites and Keep suite of products. From 2013 to 2015, Ms. Ranjan led the product management team at Google for Google Wallet. In 2010 Ms. Ranjan co-founded Five Pumpkins LLC, an educational startup, building Android and iOS apps for early childhood development. From 2005 to 2010, she led product teams at Google for Google AdWords Editor and Mobile Search. She holds an MBA from the Harvard Business School and a Bachelor of Applied Sciences in Systems Design Engineering from the University of Waterloo. Ms. Ranjan was selected to serve as a director on our Board due to her expertise in product management, strategy and enterprise software development.

Directors Continuing in Office Until the 2022 Annual Meeting

Deborah Besemer, 66, has served as one of our directors since 2008. From May 2009 until March 2010, Ms. Besemer held the position of Chief Executive Officer of Gemvara Inc. From 1999 to 2006, Ms. Besemer served as President and Chief Executive Officer of BrassRing, a provider of talent management solutions. From December 1997 to July 1998, Ms. Besemer held the position of President of Systemsoft Corporation, a software company, and from June 1986 to November 1997, she was employed by Lotus Development Corporation, a software company, most recently as Executive Vice President of Worldwide Field Operations. She has served on the board of several public companies, including Double-Take Software, Inc., a provider of information availability software, Systemsoft Corporation, a software company, Eprise Corporation, a content management software company and Halogen Software (HGN), a Canadian company providing cloud-based Talent Management Software. She is a former Chairperson of the Massachusetts Software Council (now known as the Massachusetts Technology Leadership Council) and served on its Board of Trustees for nine years. Ms. Besemer holds a B.A. in French from Cedar Crest College and an M.B.A. from Rutgers University. Ms. Besemer was selected to serve on our Board due to her extensive experience in leadership and sales positions in online service companies.

Kristin Frank, 55, has served as one of our directors since April 2018. Ms. Frank has served as CEO of AdPredictive, a software company delivering the industry’s first outcomes-driven customer marketing intelligence platform, since March 2020 and was President since September 2018. Before joining AdPredictive, Ms. Frank spent 23 years at Viacom Inc., where she served from 2015 to 2017 as Chief Operating Officer of MTV. From 2013 to 2015, Ms. Frank served as Executive Vice President of Viacom Music and Entertainment’s Connected Content Division. From 2009 to 2012, Ms. Frank served as General Manager for MTV and VH1 Digital. From 2005 to 2009, she served as Chief Operating Officer at LOGO TV. Ms. Frank currently serves on the board of Gaia, Inc., a global digital video subscription service and community, and the privately-held company board of AdPredictive. Ms. Frank also served as a board member of the privately-held Cornerstone Capital Group, an SEC-registered investment advisory that pursues financial returns alongside social impact from January 2019 to February 2021. Ms. Frank holds a Bachelor of Business Administration in Finance from the University of Iowa. Ms. Frank was selected to serve on our Board due to her extensive knowledge of the media and data industries and leadership experience in management, operations, and digital media.

Scott Kurnit, 67, has served as one of our directors since 2005. Mr. Kurnit is an active angel investor, advisor and coach. He’s an investor in 12 venture capital funds and has directly invested in over 60 companies. Mr. Kurnit founded and served as Chairman and Chief Executive Officer of About Inc. (BOUT), an online resource company. Mr. Kurnit serves on the boards of the Stein Eriksen Lodge, and the D And Z media SPAC (DNZ.U). He has founded three companies in addition to About Inc. He has worked at the highest levels of Warner, Viacom, News Corp., PBS, IBM and MCI companies. Mr. Kurnit holds a B.A. in sociology and communications from Hampshire College. Mr. Kurnit was selected to serve as a director on our Board due to his extensive background and leadership positions with Internet, media and technology companies.

Directors Continuing in Office Until the 2023 Annual Meeting

Tsedal Neeley, 48, has been a professor at the Harvard Business School since 2007 and has been the Naylor Fitzhugh Professor of Business Administration at the Harvard Business School since 2018. Dr. Neeley heads the required Leadership and Organizational Behavior course in the MBA program and co-chairs the executive offering, Leading Global Businesses. Dr. Neeley has also chaired faculty recruitment. She serves on the Board of Directors of Brown Capital Management, Harvard Business Publishing, the Partnership Inc. (Strategic Committee) and is a member of Rakuten Inc.’s Advisory Board. Dr. Neeley is the author of several books, articles, cases and a simulation focusing on transformation including the virtualization of work, globalization, and digital transformation. She received her B.A. in Communication from Boston College, an Ed.M. in Human Development Psychology from Harvard University and a Ph.D. from Stanford University in Management Science and Engineering, specializing in Work, Technology and Organizations. Dr. Neeley was selected to serve on our Board due to her expertise in the fields of digital work and globalization and distinguished career in academia.

Jeff Ray, 65, has served as one of our directors and as our Chief Executive Officer since April 2018. From 2014 to 2017, Mr. Ray served as Chief Executive Officer, President and Chairman of Ellucian Company L.P., a software and service provider to the higher education community. From 2012 to 2014, Mr. Ray served as the Chief Executive Officer of Ventyx, Inc., which was acquired by ABB Ltd in 2010. Mr. Ray holds a B.S. in Economics with a minor in Finance from Texas A&M University. Mr. Ray was selected to serve on our Board due to the perspective and experience he brings as our Chief Executive Officer and his prior experience as an executive in the information technology services industry.

Thomas E. Wheeler, 74, has served as one of our directors since April 2018. Since January 2017, he has served as the Chief Executive Officer of the Shiloh Group, a telecommunications services strategy development and private investment company. From 2013 to 2017, Mr. Wheeler served as Chairman of the Federal Communication Commission. Mr. Wheeler served as Managing Director at Core Capital Partners, a venture capital firm investing in early stage Internet Protocol-based companies, from 2004 to 2013. Mr. Wheeler currently serves as a Visiting Fellow at the Brookings Institution, and as a Senior Fellow at the Harvard Kennedy School. Mr. Wheeler has a B.S. in International Trade from The Ohio State University. Mr. Wheeler was selected to serve on our Board due to his extensive background and leadership positions in the public and private sectors of the telecommunications industry.

Executive Officers

In addition to Mr. Ray, our Chief Executive Officer, who also serves as a director, our executive officers are:

Robert Noreck, 45, has served as our Executive Vice President and Chief Financial Officer since May 2018. From July 2017 to May 2018, Mr. Noreck served as our Senior Vice President, Finance and Sales Operations. From October 2013 through May 2016, Mr. Noreck served as our Vice President, Finance. From January 2011 through September 2013, Mr. Noreck served as our Director, Financial Planning and Analysis. From June 2016 through January 2017, Mr. Noreck served as the Executive Vice President, Finance for FloSports, Inc., a provider of live digital sports and original content. Mr. Noreck holds a B.S. in Finance from Binghamton University and an M.B.A. from the F.W. Olin School of Business at Babson College.

David Plotkin, 53, has served as our Chief Legal Officer since July 2017. Mr. Plotkin also has responsibility for our business security, procurement, corporate IT and facilities operations. From July 2015 to July 2017, Mr. Plotkin served as our General Counsel. Prior to that, Mr. Plotkin served as our Vice President, Business and Legal Affairs, and Deputy General Counsel, from August 2008 to July 2015. From July 2007 to August 2008, Mr. Plotkin was our Director, Business and Legal Affairs. Prior to joining Brightcove, Mr. Plotkin was a lawyer with Prince, Lobel from January 2003 to July 2007 and with Hill & Barlow from September 2000 to December 2002. Before joining Hill & Barlow, Mr. Plotkin served as a Law Clerk to United States District Judge Alvin W. Thompson from September 1999 to September 2000. Mr. Plotkin received his J.D. from Northeastern University and his B.A. from The George Washington University.

CORPORATE GOVERNANCE

Board Independence

The Board has determined that each of our directors, except for Mr. Ray as Chief Executive Officer, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of our director independence standards and the director independence standards of NASDAQ and the SEC. Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of NASDAQ’s, the SEC’s and our applicable committees’ independence standards, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. There are no family relationships among any of our directors or executive officers. In addition, a majority of the members of the Board meets the independence standards of the NASDAQ Marketplace Rules.

At least annually, the Board will evaluate all relationships between Brightcove and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of NASDAQ’s, the SEC’s and our applicable committees’ independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on our website at investor.brightcove.com/corporate-governance. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attention: Chief Legal Officer. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at http://www.brightcove.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at investor.brightcove.com/corporate-governance. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring its approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2020, the Board held seventeen meetings and acted by unanimous written consent on five occasions. The Board has three standing committees:

•	the Audit Committee, which held five meetings in 2020;

•	the Compensation Committee, which held six meetings and acted by unanimous written consent on seven occasions in 2020; and

•	the Nominating and Corporate Governance Committee, which held one meeting and acted by unanimous written consent on two occasions in 2020.

Each of the incumbent directors of the Board attended at least 75% of the aggregate of all meetings of the Board and all meetings of committees of our Board upon which they served (during the periods that they served) during 2020. The Board of Directors regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules.

Annual Meeting Attendance

It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders. All members of our Board attended the 2020 Annual Meeting.

Committees

Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board has also adopted a written charter for each of the three standing committees. Each committee charter is available in the corporate governance section of our website at investor.brightcove.com/corporate-governance.

Audit Committee

Mr. Haroian, Ms. Hessan, Ms. Ranjan and Mr. Wheeler currently serve on the Audit Committee, which is chaired by Mr. Haroian. The Board has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable NASDAQ Stock Market rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ Stock Market. The Board has designated Mr. Haroian as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures as well as our critical accounting policies and practices;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

•

monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflicts of interest and approving all such transactions; and

•	reviewing quarterly earnings releases and scripts.

The Audit Committee met five times during the fiscal year ended December 31, 2020. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at investor.brightcove.com/corporate-governance.

Compensation Committee

Ms. Frank, Mr. Haroian, Mr. Kurnit and Ms. Neeley currently serve on the Compensation Committee, which is chaired by Ms. Frank. The Board has determined that each member of the Compensation Committee is “independent” as that term is defined in the applicable SEC and NASDAQ Stock Market rules. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•

determining our Chief Executive Officer’s compensation based on the Chairperson of the Board’s evaluation of the performance of our Chief Executive Officer in light of such corporate goals and objectives;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

•	reviewing and discussing with the Board corporate succession plans for our Chief Executive Officer and other key officers;

•	retaining and approving the compensation of any compensation advisers; and

•	evaluating the independence of any such compensation advisers.

The Compensation Committee met six times and took action by unanimous written consent seven times during the fiscal year ended December 31, 2020. The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at investor.brightcove.com/corporate-governance.

Nominating and Corporate Governance Committee

Ms. Frank, Ms. Hessan, Mr. Kurnit and Mr. Wheeler currently serve on the Nominating and Corporate Governance Committee, which is chaired by Ms. Hessan. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the applicable SEC and NASDAQ Stock Market rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board criteria for Board and committee membership;

•	establishing procedures for identifying and evaluating Board candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as directors and for election to each of the Board’s committees;

•	developing and recommending to the Board a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board and management.

The Nominating and Corporate Governance Committee met one time and took action by unanimous written consent two times during the fiscal year ended December 31, 2020. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at investor.brightcove.com/corporate-governance.

Identifying and Evaluating Director Nominees

The Board is responsible for selecting its own members. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Among the many factors considered in identifying director nominees are the benefits of diversity in board composition, including with respect to age, gender, race, and specialized background. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Board Diversity

We are proud to have a Board with racial and gender diversity that represents our customers and community and brings diverse ideas and backgrounds to the table. Of our nine-member Board, five members are women, and our Board, our Compensation Committee and our Nominating and Corporate Governance Committee are each chaired by women.

Minimum Qualifications

The Nominating and Corporate Governance Committee will consider, among other things, the following (and other) qualifications, skills and attributes when recommending candidates for the Board’s selection as nominees for the Board and as candidates for appointment to the Board’s committees: the nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Brightcove Inc.,

290 Congress Street, Boston, MA 02210, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every securityholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Chairperson of the Board via U.S. Mail or Expedited Delivery Service to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attn: Chairperson of the Board.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such securityholder communication to each director, and the Chairperson of the Board in his or her capacity as a representative of the Board, to whom such securityholder communication is addressed to the address specified by each such director and the Chairperson of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure

Our corporate governance guidelines do not dictate a particular Board structure, and the Board is given the flexibility to select its Chairperson and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairperson and the Chief Executive Officer may be filled by one individual or two. We currently separate the roles of Chief Executive Officer and Chairperson in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer, Jeff Ray, is responsible for setting the strategic direction for the company and for the day-to-day leadership and performance of the company, while the Chairperson, Deborah Besemer, provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Board’s Role in Risk Oversight

The Board is involved in the oversight of risks that could affect the company. This oversight is conducted primarily through the Audit Committee, which on behalf of the Board, is charged with overseeing the principal risk exposures we face and our mitigation efforts in respect of these risks. The Audit Committee is responsible for interfacing with management and discussing with management the company’s principal risk exposures and the steps management has taken to monitor and control risk exposures, including risk assessment and risk management policies. The Compensation Committee also plays a role in that it is charged, in overseeing our overall compensation structure, with assessing whether that compensation structure creates risks that are reasonably likely to have a material adverse effect on us.

Risks Related to Compensation Policies and Practices

When determining our compensation policies and practices, the Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short and long-term incentives and fixed and variable amounts; our variable compensation is based on a balanced mix of criteria; and the Board and Compensation Committee have the authority to adjust variable compensation as appropriate.

Anti-Hedging and Anti-Pledging Policies

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in company securities. Our insider trading policies prohibit all directors, executive officers, and employees from buying our securities on margin, or holding such securities in a margin account and, without the prior approval by the Audit Committee, which must have at least two weeks to consider any request for approval, buying or selling derivatives on such securities, engaging in short sales involving such securities or pledging our securities as collateral for a loan. To date no such requests have been made or approved.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2021 and to audit the effectiveness of our internal control over financial reporting as of December 31, 2021 pursuant to the Sarbanes-Oxley Act of 2002, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2010.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We adopted a policy on January 26, 2012 under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the Audit Committee’s next scheduled meeting, the Audit Committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the Audit Committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2020 and 2019:

Fee Category	2020	2019
Audit Fees	$970,300	$1,237,075
Audit-Related Fees	15,800	368,500
Tax Fees	108,677	121,800
All Other Fees	5,000	3,600
Total Fees	$1,099,777	$1,730,975

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, including acquisitions and transactions, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations, due diligence related to acquisitions and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees”.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of an amount paid for the use of an online accounting research tool.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER  31, 2021.

Report of the Audit Committee of the Board of Directors

The information contained in this Audit Committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Brightcove specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the Audit Committee of the Board. The Audit Committee consists of the three directors whose names appear below. None of the members of the Audit Committee is an officer or employee of Brightcove, and the Board has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ Stock Market rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ Stock Market. The Board has designated Mr. Haroian as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the company’s consolidated financial statements for 2020 and met with management, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed management’s report on its assessment of the effectiveness of the company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the company’s internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the company’s internal control, including internal control over financial reporting; and the overall quality of the company’s financial reporting.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for 2020 be included in its Annual Report on Form 10-K for 2020.

Audit Committee

Gary Haroian (Chairperson)

Diane Hessan

Thomas E. Wheeler

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 1, 2021, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	our named executive officers;

•	each of our directors and director nominees; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 40,195,916 shares of common stock outstanding as of March 1, 2021. Options to purchase shares of our common stock that are exercisable, and shares of our common stock that may be acquired upon the vesting of restricted stock units (“RSUs”), in each case, within 60 days of March 1, 2021, are deemed to be beneficially owned by the persons holding these options or RSUs, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o Brightcove Inc., 290 Congress Street, Boston, MA 02210.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% Stockholders
Trigran Investments, Inc.(1)	3,875,533	9.6%
Tenzing Global Management LLC(2)	3,500,000	8.7%
Edenbrook Capital, LLC(3)	2,977,157	7.4%
Archon Capital Management LLC(4)	2,920,285	7.3%
BlackRock, Inc.(5)	2,808,731	7.0%
The Vanguard Group(6)	2,403,596	6.0%

Executive Officers and Directors
Jeff Ray(7)	546,872	1.3%
Robert Noreck(8)	87,015	*
David Plotkin(9)	197,438	*
Deborah Besemer(10)	198,099	*
Kristin Frank(11)	59,537	*
Gary Haroian(12)	113,626	*
Diane Hessan(13)	81,558	*
Scott Kurnit(14)	181,840	*
Tsedal Neeley(15)	6,630	*
Ritcha Ranjan(16)	4,630	*
Thomas E. Wheeler(17)	65,937	*
All executive officers and directors as a group (11 persons)(18)	1,543,182	3.7%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)

Beneficial ownership is as of December 31, 2020, based solely on a Schedule 13G/A filed jointly on February 11, 2021 with the SEC by Trigran Investments, Inc. (“Trigran”), Douglas Granat, Lawrence A. Oberman, Steven G. Simon, Bradley F. Simon and Steven R. Monieson and includes 3,875,533 shares of our common stock over which Trigran, Douglas Granat, Lawrence A. Oberman, Steven G. Simon, Bradley F. Simon and Steven R. Monieson have shared voting power and shared dispositive power. The principal address of Trigran is 630 Dundee Road, Suite 230, Northbrook, IL 60062.

(2)

Beneficial ownership is as of December 31, 2020, based solely on a Schedule 13D/A filed jointly on April 1, 2020 with the SEC by (1) Tenzing Global Management LLC (“Tenzing Global Management”); (2) Tenzing Global Investors LLC (“Tenzing Global Investors”); (3) Tenzing Global Investors Fund I LP (“Fund I”); and (4) Chet Kapoor and includes 3,500,000 shares of our common stock over which Tenzing Global Management and Chet Kapoor have shared voting power and shared dispositive power and 2,549,653 shares of our common stock over which Tenzing Global Investors and Fund I have shared voting power and shared dispositive power. Mr. Kapoor is a managing partner of Tenzing Global Management and Tenzing Global Investors, and the portfolio manager of Fund I. Mr. Kapoor is a managing partner of Tenzing Global Management and Tenzing Global Investors, and the portfolio manager of Fund I. The principal address of Tenzing Global Management, Tenzing Global Investors, Fund I and Chet Kapoor is 90 New Montgomery, Suite 650, San Francisco, CA 94105.

(3)

Beneficial ownership is as of December 31, 2020, based solely on a Schedule 13D/A filed jointly on May 4, 2020 with the SEC by Edenbrook Capital, LLC (“Edenbrook”) and Jonathan Brolin and includes 2,977,157 shares of our common stock over which Edenbrook and Jonathan Brolin have shared voting power and shared dispositive power. Jonathan Brolin is the Managing Member of Edenbrook. The principal address of Edenbrook and Jonathan Brolin is 2 Depot Plaza, Bedford Hills, NY 10507.

(4)

Beneficial ownership is as of December 31, 2020, based solely on a Schedule 13G/A filed jointly on February 16, 2021 with the SEC by Archon Capital Management LLC (“Archon”) and Constantinos Christofilis and includes 2,920,285 shares of our common stock over which Archon and Constantinos Christofilis have shared voting power and shared dispositive power. Constantinos Christofilis is the Managing Member of Archon. The principal address of Archon and Constantinos Christofilis is 1100 19th Avenue E, Seattle, WA 98112.

(5)

Beneficial ownership is as of December 31, 2020, based solely on a Schedule 13G/A filed on January 29, 2021 with the SEC by BlackRock, Inc. (“BlackRock”) and includes 2,787,987 shares of our common stock over which BlackRock has sole voting power and 2,808,731 shares over which BlackRock has sole dispositive power. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(6)

Beneficial ownership is as of December 31, 2020, based solely on a Schedule 13G/A filed on February 10, 2021 with the SEC by The Vanguard Group (“Vanguard”) and includes 77,786 shares of our common stock over which Vanguard has sole voting power and shared dispositive power and 2,403,596 shares over which Vanguard has sole dispositive power. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

Consists of (a) 116,872 shares held by Mr. Ray, (b) 330,000 shares issuable to Mr. Ray upon exercise of stock options exercisable within 60 days after March 1, 2021 and (c) 100,000 shares issuable to Mr. Ray upon vesting of restricted stock units within 60 days after March 1, 2021.

(8)

Consists of (a) 33,265 shares held by Mr. Noreck, (b) 38,750 shares issuable to Mr. Noreck upon exercise of stock options exercisable within 60 days after March 1, 2021 and (c) 15,000 shares issuable to Mr. Noreck upon vesting of restricted stock units within 60 days after March 1, 2021.

(9)

Consists of (a) 72,925 shares held by Mr. Plotkin, (b) 95,763 shares issuable to Mr. Plotkin upon exercise of stock options exercisable within 60 days after March 1, 2021 and (c) 28,750 shares issuable to Mr. Plotkin upon vesting of restricted stock units within 60 days after March 1, 2021.

(10)

Consists of (a) 111,741 shares held by Ms. Besemer, (b) 73,668 shares issuable to Ms. Besemer upon exercise of stock options exercisable within 60 days after March 1, 2021 and (c) 12,690 shares issuable to Ms. Besemer upon vesting of restricted stock units within 60 days after March 1, 2021.

(11)

Consists of (a) 13,463 shares held by Ms. Frank, (b) 32,618 shares issuable to Ms. Frank upon exercise of stock options exercisable within 60 days after March 1, 2021 and (c) 13,456 shares issuable to Ms. Frank upon vesting of restricted stock units within 60 days after March 1, 2021.

(12)

Consists of (a) 19,475 shares held by Mr. Haroian, (b) 81,461 shares issuable to Mr. Haroian upon exercise of stock options exercisable within 60 days after March 1, 2021 and (c) 12,690 shares issuable to Mr. Haroian upon vesting of restricted stock units within 60 days after March 1, 2021.

(13)

Consists of (a) 21,496 shares held by Ms. Hessan, (b) 47,372 shares issuable to Ms. Hessan upon exercise of stock options exercisable within 60 days after March 1, 2021 and (c) 12,690 shares issuable to Ms. Hessan upon vesting of restricted stock units within 60 days after March 1, 2021.

(14)

Consists of (a) 89,482 shares held by Mr. Kurnit, (b) 79,668 shares issuable to Mr. Kurnit upon exercise of stock options exercisable within 60 days after March 1, 2021 and (c) 12,690 shares issuable to Mr. Kurnit upon vesting of restricted stock units within 60 days after March 1, 2021.

(15)

Consists of (a) 3,492 shares held by Ms. Neeley and (b) 3,138 shares issuable to Ms. Neeley upon exercise of stock options exercisable within 60 days after March 1, 2021. The number of shares beneficially owned includes 2,000 shares purchased by Ms. Neeley after March 1, 2021.

(16)	Consists of (a) 1,492 shares held by Ms. Ranjan and (b) 3,138 shares issuable to Ms. Ranjan upon exercise of stock options exercisable within 60 days after March 1, 2021.
(17)

Consists of (a) 19,863 shares held by Mr. Wheeler, (b) 32,618 shares issuable to Mr. Wheeler upon exercise of stock options exercisable within 60 days after March 1, 2021 and (c) 13,456 shares issuable to Mr. Wheeler upon vesting of restricted stock units within 60 days after March 1, 2021.

(18)

See footnotes 7 through 17 above. Includes 818,194 shares issuable upon exercise of stock options exercisable within 60 days after March 1, 2021 and 221,422 shares issuable upon vesting of restricted stock units within 60 days after March 1, 2021.

PROPOSAL THREE

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our Board is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, our Board is providing the stockholders with an opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

The following proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this Proxy Statement. Accordingly, we are asking our stockholders to vote for the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Before you vote, we recommend that you read the Executive Compensation section of this Proxy Statement for additional details on our executive compensation programs and philosophy.

This vote is advisory, and therefore not binding on us, the Board or the Compensation Committee. However, our Board and Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR

APPROVAL OF THE BRIGHTCOVE INC. 2021 STOCK INCENTIVE PLAN

Proposal

The Board believes that stock-based incentive awards play an important role in our success by encouraging and enabling our officers, employees, non-employee directors and consultants upon whose judgment, initiative and efforts we largely depend for the successful conduct of our business to acquire a proprietary interest in our company. The Board believes that providing such persons with a direct stake in our company assures a closer identification of the interests of such individuals with those of our company and its stockholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with Brightcove.

On March 25, 2021, the Board adopted, subject to stockholder approval, the Brightcove Inc. 2021 Stock Incentive Plan (the “Plan”). The Plan is designed to enable the flexibility to grant equity awards to our officers, employees, non-employee directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by the Board and/or the Compensation Committee. A copy of the Plan is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference.

If the Plan is approved, we intend to discontinue granting awards under our 2012 Stock Incentive Plan (the “2012 Plan”) our 2012 RSU Inducement Plan (the “2012 Inducement Plan”), our 2014 Stock Option Inducement Plan (the “2014 Inducement Plan”), and our 2018 Inducement Plan (the “2018 Inducement Plan”).

As of December 31, 2020, there were:

•

Stock options to acquire 2,110,486 shares of common stock outstanding under our equity compensation plans, with a weighted average exercise price of $9.19 and a weighted average remaining term of 6.56 years,

•	2,000,416 unvested full value awards with time-based vesting outstanding under our equity compensation plans, and

•	1,587,801 unvested full value awards with performance-based vesting outstanding under our equity compensation plans.

Other than the foregoing, no awards were outstanding under our equity compensation plans as of December 31, 2020. As of December  31, 2020, there were 3,550,543 shares of common stock available for awards under our equity compensation plans.

Summary of Material Features of the Plan

The material features of the Plan are:

•

The maximum number of shares of common stock to be issued under the Plan is 6,200,000, which represents only 1,653,235 shares more than the number of shares remaining available for issuance under the 2012 Plan as of March 12, 2021;

•

The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, and dividend equivalent rights is permitted;

•

Shares tendered or held back for taxes will not be added back to the reserved pool under the Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares we reacquire on the open market will not be added to the reserved pool under the Plan;

•	Stock options and stock appreciation rights will not be repriced in any manner without stockholder approval;

•

The value of all awards awarded under the Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the Board of Directors;

•	A minimum vesting period of one year is required for all equity awards, other than a limited number of excepted awards under the Plan;

•	Any dividends and dividend equivalent rights payable with respect to any equity award are subject to the same vesting provisions as the underlying award;

•	Any material amendment to the Plan is subject to approval by our stockholders; and

•	The term of the Plan will expire on May 11, 2031.

Based solely on the closing price of our common stock as reported by NASDAQ on December 31, 2020 and the maximum number of shares that would have been available for awards as of such date under the Plan, the maximum aggregate market value of the common stock that could potentially be issued under the Plan is $114,080,000. The shares of common stock underlying any awards that are forfeited, canceled or otherwise terminated, other than by exercise, under the Plan, our 2012 Plan and our Amended and Restated 2004 Stock Option and Incentive Plan (the “2004 Plan”), will be added back to the shares of common stock available for issuance under the Plan. Shares tendered or held back upon exercise of a stock option or settlement of an award under the Plan to cover the exercise price or tax withholding and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the Plan. In addition, shares of common stock repurchased on the open market will not be added back to the shares of common stock available for issuance under the Plan.

Rationale for Share Increase

The Plan is critical to our ongoing effort to build stockholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Compensation Committee and the Board believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our stockholders and motivate our employees to act as owners of the business.

Burn rate

The following table sets forth information regarding historical awards granted and earned for the 2018 through 2020 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-

based awards granted in a year divided by the weighted average number of shares of common stock outstanding for that year, for each of the last three fiscal years:

Share Element	2018	2019	2020
Stock Options Granted	1,234,184	770,038	178,584
Time-Based Full-Value Awards Granted	1,049,036	1,391,072	1,139,209
Performance-Based Full Value Awards Granted	1,169,000	641,000	386,551
Total Awards Granted	3,452,220	2,802,110	1,704,344
Performance-Based Full Value Awards Vested	0	0	264,250
Weighted average common shares outstanding during the fiscal year	35,808,000	38,028,000	39,473,000
Annual Burn Rate	9.64%	7.37%	4.32%
Three-Year Average Burn Rate		7.11%

Our burn rate in 2018 exceeded our historical average on account of equity grants to new-hire executives, or newly-promoted executives, including to our Chief Executive Officer and Chief Financial Officer. Our burn rate decreased significantly in 2020 as our stock price increased over 100% in the year, not only reinforcing that our pay-for-performance strategy is working, but allowing us to use less equity to compensate our executives and high-performing employees. We also note that we have a meaningful overhang of in-the-money options equal to 2,110,486 shares of common stock outstanding, with a weighted average exercise price of $9.19, which is significantly below the current stock price.

We anticipate that if our request to increase the share reserve is approved by our stockholders, it will be sufficient to provide equity incentives to attract, retain, and motivate executives and employees for the next three years.

Our Compensation Committee determined the size of reserved pool under the Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors would likely find acceptable. The Compensation Committee believes that a request covering three years is reasonable and allows the Board to better tie our long-term compensation strategy to our long-term business growth strategy.

Summary of the Plan

The following description of certain features of the Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Plan, which is attached hereto as Exhibit A.

Administration. The Plan will be administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Plan. The Compensation Committee may delegate to a committee consisting of one or more of our officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines.

Eligibility; Plan Limits. All of our employees, non-employee directors and consultants are eligible to participate in the Plan, subject to the discretion of the administrator. As of December 31, 2020, approximately 762 individuals would have been eligible to participate in the Plan had it been effective on such date, which includes three executive officers, 642 employees who are not executive officers, eight non-employee directors and 109 consultants. There are certain limits on the number of awards that may be granted under the Plan. For example, no more than 6,200,000 shares of common stock may be granted in the form of incentive stock options.

Director Compensation Limit. The Plan provides that the value of all awards awarded under the Plan and all other cash compensation paid by us to any non-employee director in any calendar year shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the Board.

Minimum Vesting Period. The minimum vesting period for each equity award granted under the Plan must be at least one year, provided (1) that up to 5% of the shares authorized for issuance under the Plan may be utilized for unrestricted stock awards or other equity awards with a minimum vesting period of less than one year and (2) annual awards to non-employee directors that occur in connection with the Company’s annual meeting of stockholders may vest on the date of the Company’s next annual meeting of stockholders. In addition, the Compensation Committee may grant equity awards that vest within one year (i) if such awards are granted as substitute awards in replacement of other awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within one year or (ii) if such awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within the one year.

Stock Options. The Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Brightcove and its subsidiaries. Non-qualified options may be granted to employees, non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee. Except in the case of options (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant or (iii) that are compliant with Section 409A of the Code, the exercise price of an option may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be determined by reference to the price of the shares of common stock on NASDAQ. The exercise price of an option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive stock options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive stock options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of common stock or cash equal to the value of the appreciation in the stock price over the exercise price. The exercise price may not be less than the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted Stock. The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment (or other service relationship) with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividends but dividends payable with respect to restricted stock awards shall not be paid unless and until the award vests.

Restricted Stock Units. The Compensation Committee may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock or cash subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment (or other service relationship) with the company through a specified vesting period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code.

Unrestricted Stock Awards. The Compensation Committee may also grant (or sell at par value or such higher price determined by the Compensation Committee) shares of common stock that are free from any restrictions under the Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights may be granted as a component of an award of Restricted Stock Units or as a freestanding award and will be paid only if the related award becomes vested. Dividend equivalent rights may not be granted as a component of a stock option or stock appreciation right award. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The Compensation Committee may grant cash bonuses under the Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

Change of Control Provisions. In the event of a “sale event,” as defined in the Plan, awards under the Plan may be assumed, continued or substituted. In the event that awards are not assumed, continued or substituted, except as otherwise provided in the award agreement, upon the effective time of the sale event, all awards with time-based conditions or restrictions will become vested and exercisable or non-forfeitable upon the sale event, and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Compensation Committee’s discretion or to the extent specified in the relevant award agreement. In addition, we may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). We also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards. All awards will terminate in connection with a sale event unless they are assumed by the successor entity.

Adjustments for Stock Dividends, Stock Splits, Etc. The Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the Plan, to certain limits in the Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the Plan are responsible for the payment of any federal, state or local taxes that the company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The Compensation Committee may require that tax withholding obligations be satisfied by withholding shares of common stock to be issued pursuant to exercise or vesting. The Compensation Committee may also require our tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to us in an amount that would satisfy the withholding amount due.

Amendments and Termination. The Board may at any time amend or discontinue the Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of NASDAQ, any amendments that materially change the terms of the Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive stock options.

Effective Date of Plan. The Plan was approved by our Board on March 25, 2021. Awards of incentive stock options may be granted under the Plan until March 25, 2031. No other awards may be granted under the Plan after the date that is ten years from the date of stockholder approval.

New Plan Benefits

Because the grant of awards under the Plan is within the discretion of the Compensation Committee, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the Plan, the following table provides information concerning the benefits that were received by the following persons and groups during 2020: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Options			Time-Based Restricted Stock Units			Performance-Based Restricted Stock Units
Name and Position	Average Exercise Price ($)		Number of Awards (#)	Dollar Value ($)(1)		Number of Awards (#)	Dollar Value ($)(1)		Number of Awards (#)
Jeff Ray, Chief Executive Officer	—		—	919,983		50,190	1,379,992		75,286
Robert Noreck, Chief Financial Officer	—		—	349,993		19,094	524,990		28,641
David Plotkin, Chief Legal Officer	—		—	279,991		15,275	419,995		22,913
All current executive officers, as a group	—		—	1,549,966	(3)	84,559	2,324,977	(3)	126,840
All current directors who are not executive officers, as a group	11.17	(2)	37,664	799,971	(3)	94,044	—		—
All current employees who are not executive officers, as a group	10.45	(2)	140,920	9,888,874	(3)	960,606	3,773,503	(3)	259,711

(1)

The valuation of stock and option awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)	Represents the weighted-average exercise price for the group.
(3)	Represents the aggregate grant date fair value for the group.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the Plan. It does not describe all federal tax consequences under the Plan, nor does it describe state or local tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. We generally will be entitled to a tax deduction in connection with other awards under the Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, our deduction for awards under the Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2020 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2004 Plan, our 2012 Plan, our 2012 Inducement Plan, our 2014 Inducement Plan, and our 2018 Inducement Plan. The 2004 Plan and the 2012 Plan provide for the issuance of incentive and non-qualified stock options, restricted stock, and other equity awards to our employees, officers, directors, consultants and advisors. In conjunction with the effectiveness of the 2012 Plan, the Board voted that no further stock options or other equity-based awards may be granted under the 2004 Plan. The 2012 Inducement Plan, 2014 Inducement Plan and the 2018 Inducement Plan were approved by the Board in August 2012, January 2014 and April 2018, respectively, for use exclusively in the grant of equity awards to individuals who were not previously an employee or non-employee director of the company (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with the company, pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and RSUs		Weighted- average Exercise Price of Outstanding Options ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(2)	4,952,952	(3)	9.77	2,904,388	(4)
Equity compensation plans not approved by stockholders	745,750	(5)	10.27	646,155	(6)

Total	5,698,702		9.43	3,550,543

(1)

The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options to purchase shares of our common stock. It does not reflect the shares of our common stock that will be issued upon the vesting of outstanding awards of restricted stock units, which have no exercise price.

(2)	These plans consist of the 2004 Plan and the 2012 Plan.
(3)

This number includes 26,538 shares of our common stock subject to outstanding options granted under our 2004 Plan, 1,638,198 shares of our common stock subject to outstanding options granted under our 2012 Plan and 3,288,216 shares of our common stock subject to outstanding restricted stock unit awards under our 2012 Plan.

(4)

This number consists of 2,904,388 shares of our common stock available for issuance under our 2012 Plan. The number of shares available for issuance under the 2012 Plan is subject to an automatic annual increase on each January 1, by an amount equal to 4% of the number of shares of our common stock outstanding on the immediately preceding December 31, unless our overhang exceeds 30% on such December 31.

(5)

This number includes 5,750 shares of our common stock subject to outstanding options granted under our 2014 Inducement Plan, 440,000 shares of our common stock subject to outstanding options granted under our 2018 Inducement Plan and 300,000 shares of our common stock subject to outstanding restricted stock unit awards granted under our 2018 Inducement Plan.

(6)	This number includes 37,780 shares available for issuance under our 2012 Inducement Plan and 608,375 shares of our common stock available for issuance under our 2014 Inducement Plan.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE BRIGHTCOVE INC. 2021 STOCK INCENTIVE PLAN

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains how our executive compensation programs are designed and operate with respect to our named executive officers. Our named executive officers in 2020 were Jeff Ray, Chief Executive Officer; Robert Noreck, Chief Financial Officer; and David Plotkin, Chief Legal Officer.

Executive Summary

Our compensation strategy is designed to attract and retain high-caliber executive officers and employees, and align employee contributions with our objectives and the creation of long-term stockholder value. We intend to provide a competitive total compensation package and will share our success with our named executive officers, as well as our other employees, when our objectives are met.

Compensation for our named executive officers consists primarily of the elements identified in the following table.

Compensation Element	Objective

Base salary	To attract and retain employees and to recognize ongoing execution of job responsibilities.

Annual performance-based cash compensation	To emphasize corporate objectives and provide additional reward opportunities for our named executive officers (and employees generally) when key business objectives are met.

Long-term equity incentive compensation	To emphasize corporate objectives, align interests with those of our stockholders, reward increases in stockholder value, reinforce our focus on team success and promote retention.

Each of the elements of our executive compensation program is discussed in more detail below. Our compensation elements are designed to be flexible, to complement each other and to serve the compensation objectives described above. We have not adopted any formal or informal policies or guidelines for allocating compensation between fixed and variable compensation, cash and equity incentive awards, or short-term and long-term compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance consistent with our strategy through a combination of short-term cash and long-term equity incentive awards.

Executive Compensation Updates and Stockholder Engagement

We pay careful attention to any feedback we receive from our stockholders about our executive compensation program and, in setting 2019, 2020 and 2021 compensation for our named executive officers, the Compensation Committee considered the results of the stockholder advisory vote on the “say on pay” proposals presented at our 2018, 2019 and 2020 annual meetings of stockholders. Although the results of the say on pay vote are advisory and not binding on the company, the Board or the Compensation Committee, the Board and the Compensation Committee value the opinions of our stockholders. At our 2018 annual meeting of stockholders, 89.6% of the votes cast on our say-on-pay vote were cast in favor of the compensation paid to our named executive officers. In light of the strong support reflected by the results of the 2018 “say on pay” proposal, the Compensation Committee maintained our general approach to executive compensation. However, in order to more closely align the interests of our named executive officers and our stockholders and to further incentivize achievement of our long-term financial goals, beginning in 2018, we added performance-based restricted stock units as a component of our long-term incentive program, which vest and are earned only if we achieve certain pre-determined financial metrics approved by the Compensation Committee.

At the 2019 annual meeting of stockholders 71.1% of votes cast were cast in favor of the compensation of our named executive officers. This result represented a lower level of support than we had historically seen. In 2019, we contacted more than half of our 12 largest stockholders representing approximately 35% of our outstanding common stock, to discuss and solicit feedback regarding our executive compensation program. Discussions with these stockholders were generally led by the Chair of our Board or senior management. Ongoing discussions with stockholders provide an opportunity for us to receive input from our stockholders regarding program design and details and to discuss the philosophy and structure of our executive compensation program, all of which help to guide us in refining the design of our compensation program and in the preparation of our executive compensation disclosure in our annual proxy statement. Following these discussions, and in part in response to the feedback we received from stockholders and evolving market compensation practices, we revised the design of our performance-based equity awards, beginning with awards made in December 2019, to, among other things, eliminate quarterly vesting opportunities. The vesting terms applicable to our performance-based restricted stock units are described in more detail under “Long-Term Equity Incentive Compensation” below.

At the 2020 annual meeting of stockholders, 87.7% of votes cast were cast in favor of the compensation of our named executive officers, which is consistent with the strong support we saw at our 2018 annual meeting of stockholders.

We continue to be receptive to input from stockholders concerning our executive compensation program and will continue to consider any such feedback when making design adjustments. Consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the non-binding, advisory vote on the frequency of future say-on-pay votes conducted at our 2018 annual meeting of stockholders, we intend to hold an annual non-binding, advisory vote on the compensation of our named executive officers until at least the next non-binding, advisory vote regarding the frequency of future say-on-pay votes, which will occur no later than our 2024 annual meeting of stockholders.

In addition to our direct compensation elements, the following features of our compensation program are designed to align our executive team with stockholder interests and with market best practices:

What We Do	What We Don’t Do
✓ Maintain an industry-specific peer group of size-appropriate companies for benchmarking pay	× Allow hedging of equity without preapproval

✓ Target pay based on market norms	× Allow for re-pricing of stock options without stockholder approval

✓ Deliver executive compensation primarily through performance-based compensation	× Provide excessive perquisites

✓ Offer market-competitive benefits for executives that are consistent with the rest of our employees	× Provide supplemental executive retirement plans

✓ Consult with an independent compensation consultant on compensation levels and practices	× Provide any excise tax gross-ups

✓ Maintain robust stock ownership guidelines	× Provide single-trigger severance payments

✓ Maintain a comprehensive clawback policy covering incentive-based cash and equity compensation

✓ Hold an annual say-on-pay vote

Business Highlights

During 2020, we made significant progress on our business goals, including the following achievements that impacted executive compensation:

•	Increased our stock price by approximately 112% in 2020, from $8.69 per share as of December 31, 2019 to $18.40 per share as of December 31, 2020.

•

Launched Brightcove Virtual Events Experience, a solution that allows organizations to deliver high-quality virtual events featuring bold, interactive experiences, securely and reliably around the world.

•

Launched Brightcove Engage, a purpose-built application that streamlines internal communications using the power of video, with templates for quickly organizing content, analytics for monitoring engagement, and enterprise-grade security and stability.

•

Significantly expanded Brightcove’s Global Partner Program with a broad portfolio of partners specifically focused on media and enterprise organizations, broadening the reach of Brightcove’s leading video technology solutions.

Determining Executive Compensation

Our Chief Executive Officer reviews the performance of each named executive officer other than himself, and based on this review and the factors described below, makes recommendations to the Compensation Committee with respect to each named executive officer’s total compensation package. The Board or Compensation Committee then makes the final determination with regard to the total compensation package for our named executive officers, including our Chief Executive Officer. In establishing overall executive compensation levels and making specific compensation decisions for the named executive officers in 2020, the Board considered a number of criteria, including the executive’s position, any applicable employment agreement, prior compensation levels, scope of responsibilities, prior and current period performance, attainment of individual and overall company performance objectives, external market data and retention concerns.

In the fourth quarter of 2018, we updated our peer group for compensation decisions to consist of the following 15 publicly-traded companies and maintained this peer group for executive compensation decisions for 2020.

American Software, Inc.	Limelight Networks, Inc.	SeaChange International, Inc.
Carbonite, Inc.	Majesco	Synacor, Inc.
ChannelAdvisor Corporation	Model N, Inc.	Synchronoss Technologies, Inc.
eGain Corporation	QAD, Inc.	Telaria, Inc.
Internap Corporation	Real Networks, Inc.	Telenav, Inc.

Certain of these companies were determined to be appropriate peer companies based on the type and size of their businesses. Certain of these companies were selected for executive compensation analysis purposes because they had similar operating and/or financial metrics. These companies are also representative of the types of companies with which we compete for executive talent.

In the third quarter of 2020, we updated our peer group as the first step in our year-end planning process. In light of M&A activity and a review of the remaining peers relative to our updated profile, the Compensation Committee approved an updated peer group consisting of the following 17 companies:

A10 Networks, Inc.	Limelight Networks, Inc.	ServiceSource International, Inc.
Avid Technology, Inc.	Mitek Systems, Inc.	Synchronoss Technologies, Inc.
Benefitfocus, Inc.	Model N, Inc.	Telenav, Inc.
ChannelAdvisor Corporation	Quantum Corporation	TrueCar, Inc.
DHI Group, Inc.	QuinStreet, Inc.	Zix Corporation
Digital Turbine, Inc.	Rosetta Stone Inc.

We may replace some or all of these companies with others from time to time as changes in market positions and company size, including our own, may suggest more representative peer group companies. While competitive practice is an important component of our compensation philosophy, it is not the sole determinant of executive compensation and benefit practices and programs and we do not automatically target our executive compensation at a specific percentage of the peer group average.

Elements of Compensation

Base Salaries

Base salaries for our named executive officers were established initially through arm’s-length negotiations at the time each individual was hired, taking into account compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience. Base salaries of our named executive officers are reviewed on an annual basis by our Chief Executive Officer (for named executive officers other than himself), our Chief People Officer and our Compensation Committee and approved annually by our Board or Compensation Committee. Adjustments to base salaries are based on an individual’s performance and promotions, as well as compensation surveys, our own analysis of compensation practices at peer companies, and internal pay equity considerations. In making decisions regarding salary adjustments, our Board or Compensation Committee also draw upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding base salary adjustments.

In January 2020, Mr. Noreck’s base salary was increased from $315,000 to $360,000 and Mr. Plotkin’s base salary was increased from $320,000 to $350,000, each as part of our annual review program, based on their overall performance, the growth of our company and to make their total cash compensation more competitive with that of similarly situated executives in our peer group. Mr. Ray’s base salary remained at the same level as was in effect in 2018 and 2019.

The following table sets forth the base salary for our named executive officers for fiscal 2019 and 2020:

Named Executive Officer	2019 Base Salary	2020 Base Salary	% Change
Jeff Ray	$400,000	$400,000	n/a
Robert Noreck	$315,000	$360,000	14.3%
David Plotkin	$320,000	$350,000	9.4%

Annual Performance-Based Cash Compensation

The named executive officers, as well as other executives and certain employees, participate in our annual Performance Incentive Program, which provides an opportunity to earn a cash bonus subject to the achievement of performance objectives approved by our Compensation Committee. This program was established to further align individual goals with corporate goals and to increase focus on executing key business deliverables.

Target Bonuses-Performance Incentive Program. As with base salaries, the target annual incentive compensation opportunities (generally expressed as a percentage of base salary) for our named executive officers were established initially through arm’s-length negotiations at the time each individual was hired, taking into account compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience. Adjustments to annual incentive compensation targets are based on an individual’s performance and promotions, as well as compensation surveys and internal pay equity considerations. Along with base salaries, annual incentive compensation targets are reviewed on an annual basis by our Chief Executive Officer (for named executive officers other than himself), our Chief People Officer and our Compensation Committee and approved annually by our Board or Compensation Committee. In making decisions regarding adjustments to annual incentive compensation targets, our Board or Compensation Committee also draw upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding adjustments to annual incentive compensation targets.

In January 2020, Mr. Noreck’s annual incentive compensation target, as a percentage of base salary, was increased from 50% to 60%, to make his total target cash compensation more competitive with those of similarly situated executives in our peer group. After reviewing the annual incentive compensation targets for Mr. Ray and Mr. Plotkin, the Board decided to maintain the same incentive compensation targets for each of them, as a percentage of base salary, in 2020 as were in effect in 2019. Bonuses under the Performance Incentive Program are capped at 200% of target.

The following table sets forth the annual incentive compensation targets for our named executive officers under our Performance Incentive Program for fiscal 2019 and 2020:

Named Executive Officer	2019 Target Bonus	2020 Target Bonus	% Change
	(% of base salary)	(% of base salary)
Jeff Ray	150%	150%	n/a
Robert Noreck	50%	60%	20%
David Plotkin	40%	40%	n/a

Bonus Determinations-Performance Incentive Program. Bonus payments under the Performance Incentive Program are based entirely on the achievement of pre-determined corporate performance goals approved by the Board that are important objectives for our business and are designed to drive our growth as a company and long-term stockholder value. Under the Performance Incentive Program, each year (generally during the first quarter) the Board establishes company-wide financial performance objectives, which serve as the basis for determining the eligibility for and the amount of bonuses to be paid under the program. For 2020, the Board determined that the performance goals under the Performance Incentive Program would be tied to pre-determined levels of revenue and adjusted EBITDA (excluding bonus expense), weighted equally (50% each). We define adjusted EBITDA (excluding bonus expense) as consolidated net income (loss), calculated in accordance with GAAP, excluding our stock-based compensation expense, executive severance and restructuring, merger-related expense, the amortization of acquired intangible assets, depreciation expense, other income/expense and the provision for income taxes, as well as bonus expense. The Board determines the goals for each of these objectives in consultation with management and taking into account our performance for the immediately preceding year. The Board establishes goals it believes are necessary to motivate our executives to achieve an aggressive level of growth and to drive stockholder value. After the end of each year, the Compensation Committee reviews our actual achievement against the performance objectives and determines the amount of bonuses to be paid under the program as a whole.

The performance objectives under the 2020 annual Performance Incentive Program should not be interpreted as a prediction of how we will perform in future periods. As described above, the purpose of these objectives was to establish a method for determining the payment of performance-based cash compensation. You are cautioned not to rely on these performance goals as a prediction of our future performance.

Revenue

We must achieve at least 95% of the goal for revenue for bonuses to be paid under the program for this component. Performance at the 95% level with respect to revenue would result in bonus payouts to the named executive officers at 50% of the named executive officers’ individual target bonus opportunity for revenue. Each incremental 1% of achievement from 95% to 100% of the goal for revenue increases the bonus payouts by 10%, such that performance at the 97.5% level with respect to revenue would result in bonus payouts at 75% of the individual target bonus opportunity for revenue and performance at the 100% level with respect to revenue would result in bonus payouts at 100% of the individual target bonus opportunity for revenue.

Each incremental 1% of achievement from 100% to 102% of the goal for revenue increases the bonus payouts by 15% for this component. An incremental 1% of achievement from 102% to 103% of the goal for revenue increases the bonus payouts by 20% for this component. Each incremental 1% of achievement from 103% to 105% of the goal for revenue increases the bonus payouts by 25%, up to a maximum of 200%, for this component.

Adjusted EBITDA (excluding bonus expense)

We must achieve at least 50% of the goal for adjusted EBITDA (excluding bonus expense) for bonuses to be paid under the program for this component. Performance at the 50% level with respect to adjusted EBITDA (excluding bonus expense) would result in bonus payouts to the named executive officers at 50% of the named executive officers’ individual target bonus opportunity for adjusted EBITDA (excluding bonus expense). Each incremental 10% of achievement from 50% to 100% of the goal for adjusted EBITDA (excluding bonus expense) increases the bonus payouts by 10%, such that performance at the 75% level with respect to adjusted EBITDA (excluding bonus expense) would result in bonus payouts at 75% of the individual target bonus opportunity for adjusted EBITDA (excluding bonus expense) and performance at the 100% level with respect to adjusted EBITDA (excluding bonus expense) would result in bonus payouts at 100% of the individual target bonus opportunity for adjusted EBITDA (excluding bonus expense).

Each incremental 10% of achievement from 100% to 120% of the goal for adjusted EBITDA (excluding bonus expense) increases the bonus payouts by 15% for this component. An incremental 10% of achievement from 120% to 130% of the goal for adjusted EBITDA (excluding bonus expense) increases the bonus payouts by 20% for this component. Each incremental 10% of achievement from 130% to 150% of the goal for adjusted EBITDA (excluding bonus expense) increases the bonus payouts by 25% for this component, up to a maximum of 200%, for this component.

General

We must achieve at least 100% of the goal for both performance objectives in order for any payouts above 100% of the individual target bonus opportunity for each component to apply.

Achievement

Set forth in the table below are the threshold, target and maximum revenue and adjusted EBITDA (excluding bonus expense) goals under the 2020 annual Performance Incentive Program, the actual revenue and adjusted EBITDA (excluding bonus expense) results for 2020 and achievement of the revenue and adjusted EBITDA (excluding bonus expense) goals as a percentage of target.

Corporate Performance Goal	Weighting	Goals			Actual Achievement	Achievement as a % of Target
		Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Revenue	50%	$188.7 million	$198.7 million	$208.6 million	$197.4 million	93.3%
Adjusted EBITDA (excluding bonus expense)	50%	$11.5 million	$23.0 million	$34.5 million	$23.1 million	100%
Weighted Outcome (% of Target)						96.7%

Payouts

The following table sets forth the cash bonuses awarded to our named executive officers for 2020 under the annual Performance Incentive Program:

Named Executive Officer	2020 Performance Incentive Program Bonus	2020 Performance Incentive Program Bonus as a % of Target
Jeff Ray	$579,956	96.7%
Robert Noreck	$208,784	96.7%
David Plotkin	$135,323	96.7%

Long-Term Equity Incentive Compensation

Our named executive officers are eligible to receive long-term equity-based incentive awards, which are intended to align the interests of our named executive officers with the interests of our stockholders, to emphasize and reinforce our focus on team success and to promote retention. Since the consummation of our initial public offering, our long-term equity-based incentive compensation awards have been made in the form of stock options and restricted stock units subject to vesting based on continued employment and/or the achievement of certain performance metrics. We believe that stock options and restricted stock units are effective tools for meeting our compensation goal of increasing long-term stockholder value. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, and because the value of restricted stock units is based on the price of our common stock when the restricted stock units vest, we believe stock options and restricted stock units provide meaningful incentives to motivate employees to achieve increases in the value of our stock over time.

All stock option and restricted stock unit awards are approved by the Compensation Committee or our Board. In determining the size of a stock option grant or restricted stock unit award, the Compensation Committee or Board takes into account individual performance (generally consisting of financial performance for the year as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business), internal pay equity considerations and the value of existing long-term incentive awards. Each named executive officer received an initial grant of stock options and/or restricted stock units in connection with the commencement of his employment. Our named executive officers and other employees are also eligible to receive additional grants or awards from time to time. Except for our equity award grant policy, which is described more fully below under “Other Compensation Practices and Policies”, we do not have a set program for the award of these additional grants or awards, and our Compensation Committee and Board retain discretion to make long-term equity-based incentive awards to employees at any time.

Stock Options

Stock option awards to our named executive officers typically vest over four years, with 25% vesting on each annual anniversary of the vesting start date, which is a date fixed by our Board or Compensation Committee when making equity awards. We refer to this vesting schedule as our “Four Year Annual vesting schedule”.

Time-Based Restricted Stock Unit Awards

Historically, restricted stock unit awards to our named executive officers have had our Four Year Annual vesting schedule. Restricted stock unit awards granted to our named executive officers in 2019 and 2020 vest over three years, with 33% vesting on each annual anniversary of the vesting start date. We refer to this vesting schedule as our “Three Year Annual vesting schedule”.

2018 Performance-Based Restricted Stock Unit Awards

Beginning in 2018, we introduced performance-based restricted stock unit awards in our executive compensation program in order to more closely align the interests of our named executive officers with those of our stockholders and to continue to drive important business objectives that, in turn, drive long-term stockholder value. These restricted stock unit awards have a four-year performance period and generally vest as follows:

•	if the sum of our revenue growth rate and adjusted EBITDA margin equals or exceeds 30%, 50% of the restricted stock units will vest immediately and 50% will vest on the one year anniversary thereof;

•

if the sum of our revenue growth and adjusted EBITDA margin equals at least 20% but less than 30%, 25% of the restricted stock units will vest immediately and 25% shall vest on the one year anniversary thereof. In such case, if the sum of our revenue growth rate and adjusted EBITDA margin thereafter equals or exceeds 30%, an additional 25% of the restricted stock units will vest immediately and the final 25% of the restricted stock units will vest on the one year anniversary thereof.

The performance metric will be assessed on a trailing four-quarter basis, at the end of each quarter in the four-year performance period. Any portion of the restricted stock units that has not been earned at the end of the four-year performance period will be forfeited. All vesting of performance-based awards is subject to the grantee’s continuous employment through the applicable vesting date. We refer to the vesting schedule described in this paragraph as the “Rule of 30 vesting schedule”.

In addition, in December 2018, in light of his role as Chief Executive Officer, Mr. Ray was granted performance-based restricted stock units with a more challenging vesting schedule, which is the same as the Rule of 30 vesting schedule but with targets of 40% and 30% rather than 30% and 20%. We refer to this vesting schedule as the “Rule of 40 vesting schedule”.

2019 and 2020 Performance-Based Restricted Stock Unit Awards

As discussed above, in 2019 we solicited feedback from a number of our large stockholders on our executive compensation program, including on the design of our long-term equity incentive awards. In part in response to this feedback and evolving market compensation practices, and as described in more detail in the paragraph below, we modified the design of the performance-based restricted stock units granted in 2019 and 2020 to, among other things, eliminate quarterly vesting opportunities.

Performance-based restricted stock unit awards granted in 2019 and 2020 have a three-year performance period with 1/3 of the restricted stock units being eligible to vest based upon annual performance for each fiscal year following the date of grant, as follows:

•

For the first fiscal year in the performance period (2020 for the 2019 awards and 2021 for the 2020 awards), if the sum of our revenue growth rate and adjusted EBITDA margin equals or exceeds (i) X%, 50% of the restricted stock units will vest immediately and 50% will vest on the last day of the three-year performance period and (ii) Y% but is less than X%, 25% of the restricted stock units will vest immediately and 25% shall vest on the last day of the three-year performance period. For the 2019 performance-based restricted stock units, X equals 25 and Y equals 20 and for the 2020 performance-based restricted stock units, X equals 30 and Y equals 25;

•

For the second fiscal year in the performance period (2021 for the 2019 awards and 2022 for the 2020 awards), if the sum of our revenue growth rate and adjusted EBITDA margin equals or exceeds (i) X%, 50% of the restricted stock units will vest immediately and 50% will vest on the last day of the three-year performance period and (ii) Y% but is less than X%, 25% of the restricted stock units will vest immediately and 25% shall vest on the last day of the three-year performance period. For the 2019 performance-based restricted stock units, X equals 30 and Y equals 25 and for the 2020 performance-based restricted stock units, X equals 35 and Y equals 25; and

•

For the third fiscal year in the performance period (2022 for the 2019 awards and 2023 for the 2020 awards), if the sum of our revenue growth rate and adjusted EBITDA margin equals or exceeds (i) 35%, 100% of the restricted stock units will vest immediately and (ii) 25% but is less than 35%, 50% of the restricted stock units will vest immediately.

The performance metric will be assessed on an annual basis, at the end of each fiscal year in the three-year performance period. Any portion of the restricted stock units that has not been earned at the end of the three-year performance period will be forfeited. All vesting of performance-based awards is subject to the grantee’s continuous employment through the applicable vesting date. We refer to the vesting schedule described in this paragraph as the “2019 Rule of X vesting schedule” for the performance-based restricted stock units granted in 2019 and the “2020 Rule of X vesting schedule” for the performance-based restricted stock units granted in 2020.

We believe these vesting schedules encourage stock price growth, achievement of important business objectives and long-term employment with our company, while allowing our executives to realize compensation in line with the value they have created for our stockholders.

2020 Long-Term Equity Incentive Awards

In December 2020, as part of our annual performance review program for executives, each of our named executive officers was awarded restricted stock units, 60% of which are subject to performance-based vesting terms as described above and 40% of which are subject to our Three Year Annual vesting schedule. The equity awards made to our named executive officers in 2020 are set forth in the table below.

Named Executive Officer	Time-Based RSUs (#)	Performance-Based RSUs (#)
Jeff Ray	50,190	75,286
Robert Noreck	19,094	28,641
David Plotkin	15,275	22,913

Severance and Change in Control Benefits

We are party to employment agreements with each of our named executive officers. Such employment agreements provide certain benefits in the event of a change in control of our company and termination of employment under certain circumstances as set forth below.

If an executive’s employment is terminated by us without cause (as defined in the applicable employment agreement), or if the executive resigns for good reason (as defined in the applicable employment agreement) prior to or more than 12 months (or, for Mr. Ray, prior to or more than 18 months) following a change in control (as defined in the applicable employment agreement) of the company, the executive is eligible for severance benefits in 12 equal monthly installments consisting of an amount equal to the sum of one times the executive’s base salary and one times the executive’s target bonus (which amounts shall cease to be paid in the event that the executive breaches any of the applicable restrictive covenants set forth in his employment agreement following termination), plus up to 12 months (or, for Mr. Ray, up to 18 months) of COBRA coverage. In the event an executive’s employment is terminated by us without cause or if the executive resigns for good reason, the vesting of each executive’s then-outstanding equity awards with time-based vesting only, and performance-based restricted stock units for which the performance criteria has been met, shall accelerate by 25%. The accelerated vesting provisions described in the preceding sentence only apply for Mr. Noreck in the event of his resignation for good reason. The severance benefits described in this paragraph are contingent upon the executive executing an effective general release of claims in favor of us.

If Mr. Ray’s employment is terminated by us without cause or if he resigns for good reason within 18 months following a change in control of our company, he will be eligible for severance benefits in 18 equal monthly installments consisting of an amount equal to the sum of one times his base salary and one times his target bonus, plus up to 18 months of COBRA coverage. In such case, the remainder of any performance-based restricted stock units held by Mr. Ray as of the date of termination shall accelerate by 25%. The severance benefits described in this paragraph are contingent upon Mr. Ray executing an effective general release of claims in favor of us.

If an executive’s employment (other than Mr. Ray’s) is terminated by us without cause or if the executive resigns for good reason within 12 months following a change in control of our company, the executive is eligible for severance benefits consisting of an amount equal to the sum of one times the executive’s base salary and one times the executive’s target bonus, payable in a lump sum, plus up to 12 months of COBRA coverage (payable in a lump sum for Mr. Plotkin). The severance benefits described in this paragraph are contingent upon the executive executing an effective general release of claims in favor of us.

If an executive’s employment is terminated by us for cause, each applicable stock option may no longer be exercised from and after the date on which the executive received written notice from us of such termination.

The employment agreements also provide that, upon a change in control of our company, each executive’s then-outstanding equity awards with time-based vesting only, and performance-based restricted stock units for which the performance criteria has been met, will fully vest.

We provide these benefits to promote retention and ease the consequences to the executive of an unexpected termination of employment. These arrangements are also intended to preserve morale and productivity in the face of the potentially disruptive impact of a change in control. These benefits also allow our named executive officers to focus on the value of strategic alternatives to stockholders without concern for the impact on their own continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control.

Please refer to the discussion below under “Potential Payments upon Termination or Change in Control” for a more detailed discussion of our severance and change in control benefits.

Employee Benefits

Our named executive officers are eligible for the same benefits as are available to our employees generally. These include participation in a tax-qualified 401(k) plan with a company matching contribution equal to 25% of the first 4% of base salary earnings and group health, dental, life and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Perquisites and Personal Benefits. As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. However, we have provided certain perquisites to our named executive officers in situations where we believe it is appropriate to assist an individual in the performance of his duties, to make him more efficient and effective, and for recruitment and retention purposes. In connection with his hire and pursuant to the terms of his employment agreement with us, in 2020, we reimbursed Mr. Ray for the following reasonable costs incurred by him, or directly paid such expenses, subject to his timely submission of applicable documentation: (i) the costs of securing and maintaining an apartment in the Greater Boston area (up to $5,970 per month in 2020); and (ii) the commuting costs for standard class air travel between Sarasota, Florida and Boston, Massachusetts (or other company offices or customer facilities or other business locations at which Mr. Ray performs his services).

Insider Trading Policy. Our executive officers, employees and directors are subject to our insider trading policy. Under this policy, all of our executive officers, employees and directors are prohibited from engaging in transactions in publicly-traded options and other derivative securities with respect to our securities unless approved by our Audit Committee.

Stock Ownership Policy. In August 2018, we adopted a stock ownership policy that is applicable to non-employee directors, our Chief Executive Officer and each of our “executive officers,” as defined in Rule 3b-7 of the Exchange Act. The stock ownership policy requires that non-employee directors hold equity in the company with a value equal to at least three times the director’s annual Board cash retainer, the Chief Executive Officer own equity in the company equal to at least two times his annual base salary and that all other covered executive officers own equity in the company equal to at least one times his or her annual base salary. The stock ownership policy provides for a phase-in period, which provides that an individual subject to this policy is required to be in compliance with the minimum equity ownership requirement by the five-year anniversary of the date on which the non-employee director or executive officer first became subject to the stock ownership policy. The stock ownership policy also includes certain share retention obligations that apply to officers and directors who have not met the minimum equity ownership requirements by the end of their phase-in date or who cease to hold the minimum equity ownership at any time following such date.

Policy Regarding the Timing of Equity Awards. Our equity award grant policy formalizes our process for granting equity-based awards. Under our equity award grant policy, we will generally grant equity awards on a regularly scheduled basis. If extraordinary circumstances arise such that the Compensation Committee or the Board determines it is advisable to grant an equity award at a time other than as set forth below, the Compensation Committee may consider and approve any such grant. Grants of equity awards for new hires or promotions will generally be made twice per quarter. Grants approved from the start of the then-current quarter through the date we first publicly release our financial results for the previously completed quarter, shall be effective on the third trading day after we first publicly release our financial results for the previously completed quarter, which we call a grant date. Grants approved after the date we first publicly release our financial results for the previously completed quarter through the end of the then-current quarter, shall be effective on the fifth trading day after we approve such grants, which we also call a grant date. Grants of equity awards to current employees (other than in connection with a promotion) will generally be made, if at all, on an annual basis on one of the grant dates specified above. It is the intention of the Compensation Committee to consider and approve any such grants either at a meeting of the Compensation Committee, which meeting will be established in advance, with notice to the Compensation Committee in accordance with the Compensation Committee charter, or by unanimous consent in writing.

Tax Deductibility Under Section 162(m) of the Code. Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to “covered employees” of the company. With respect to taxable years before January 1, 2018, remuneration in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m). Effective for taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act of 2017 (a) expands the scope of Section 162(m) such that all named executive officers are “covered employees” and anyone who was a named executive officer in any year after 2016 will remain a covered employees for as long as he or she (or his or her beneficiaries) receive compensation from us and (b) eliminates the exception to the deduction limit for commission-based compensation and performance-based compensation except with respect to certain grandfathered arrangements in effect as of November 2, 2017 that are not subsequently materially modified. Accordingly, future compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above.

The Board and the Compensation Committee believe that stockholder interests are best served if they retain maximum flexibility to design executive compensation programs that meet stated business objectives. For that reason, while our Board and Compensation Committee consider the potential effects of Section 162(m) of the Code on the compensation paid to our named executive officers, in light of the constraints imposed by Section 162(m) and our desire to maintain flexibility in compensation decisions, the Board and the Compensation Committee do not necessarily limit compensation to amounts deductible under Section 162(m).

Taxation of Parachute Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Code. Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A of the Code may apply to certain severance arrangements, bonus arrangements and equity awards. We structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standard Board (“FASB”) Accounting Standards Codification Topic (“ASC”) 718, Compensation—Stock Compensation, for our stock-based compensation awards to employees. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock awards and restricted stock unit awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their statements of operations over the period that an executive officer is required to render service in exchange for the option or other award. Our Compensation Committee may consider the impact of FASB ASC Topic 718 when making equity-based awards.

Policy for Recoupment of Incentive Compensation (Clawback Policy). In November 2020, our Board adopted a Policy for Recoupment of Incentive Compensation that covers incentive compensation paid to our executive officers, who are subject to the reporting requirements of Section 16 of the Exchange Act. The policy provides that if we are required to prepare an accounting restatement due intentional misconduct by a covered executive, our Compensation Committee may require the covered executive to repay to us any excess compensation received by the covered executive (net of income and other taxes) during the covered period. For purposes of this policy, excess compensation means any annual cash bonus and long-term equity incentive compensation received by a covered executive during the one-year period preceding the publication of the restated financial statement that the Compensation Committee determines was in excess of the amount that such covered executive would have received had such annual cash bonus and long-term equity incentive compensation been calculated based on the financial results reported in the restated financial statement.

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned by our named executive officers during the fiscal years indicated.

Summary Compensation Table—2020

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Jeff Ray	2020	400,000	—	919,983	—	579,956	65,064	1,965,003
Chief Executive Officer	2019	400,000	—	526,800	—	410,513	98,168	1,435,481
	2018	288,333	—	—	1,990,384	310,689	118,974	2,708,380

Robert Noreck	2020	360,000	—	349,993	—	208,784	2,850	921,627
Chief Financial Officer	2019	315,000	—	210,720	—	107,760	3,113	636,593
	2018	283,333	—	106,500	190,168	89,251	3,499	672,751

David Plotkin	2020	350,000	—	279,991	—	135,323	2,850	768,164
Chief Legal Officer	2019	320,000	—	210,720	—	87,576	3,171	621,467
	2018	308,256	20,000	142,000	64,356	88,274	2,933	625,819

(1)

Except as provided below, the amounts reported represent the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The values reported for the performance-based restricted stock units awarded in 2020, 2019 and 2018 represent the grant date fair values of such awards assuming the probable outcome of the performance conditions. We determined that as of the date of the grant it was not probable, as defined under applicable accounting guidance, that the applicable performance conditions would be achieved and, accordingly, the grant date fair value of such awards is $0.

The value of the performance-based restricted stock unit awards granted in 2020 assuming the maximum achievement of the performance conditions is $1,379,992 for Mr. Ray, $524,990 for Mr. Noreck and $419,995 for Mr. Plotkin.

The value of the performance-based restricted stock unit awards granted in 2019 assuming the maximum achievement of the performance conditions is $790,200 for Mr. Ray, $316,080 for Mr. Noreck and $316,080 for Mr. Plotkin.

The value of the performance-based restricted stock unit awards granted in 2018 assuming the maximum achievement of the performance conditions is $5,328,000 for Mr. Ray, $568,200 for Mr. Noreck and $809,600 for Mr. Plotkin.

The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)

The amount reported for 2020 for Mr. Ray consists of (i) $2,850 in matching contributions under the company’s 401(k) matching program, (ii) $47,149 for securing and maintaining an apartment in the Greater Boston area, and (iii) $15,065 in commuting costs for standard class air travel between Sarasota, Florida and Boston, Massachusetts (or other company offices or customer facilities or other business locations at which he performs his services). For Messrs. Noreck and Plotkin, consists of matching contributions under the company’s 401(k) matching program.

Grants of Plan-Based Awards—2020

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Jeff Ray	—	300,000	600,000	1,200,000	—	—	—	—	—	—	—
	12/30/20	—	—	—	12,548	75,286	—	—	—	—	—
	12/30/20	—	—	—	—	—	—	50,190	—	—	919,983
Robert Noreck	—	108,000	216,000	432,000	—	—	—	—	—	—	—
	12/30/20	—	—	—	4,774	28,641	—	—	—	—	—
	12/30/20	—	—	—	—	—	—	19,094	—	—	349,993
David Plotkin	—	70,000	140,000	280,000	—	—	—	—	—	—	—
	12/30/20	—	—	—	3,819	22,913	—	—	—	—	—
	12/30/20	—	—	—	—	—	—	15,275	—	—	279,991

(1)

Represents the threshold, target and maximum performance-based incentive cash payments the named executive officers could earn pursuant to the Performance Incentive Plan for 2020, as described in “— Annual Performance-Based Cash Compensation” above. The actual amounts earned pursuant to the Performance Incentive Program for 2020 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(2)

Represents the threshold and target number of performance-based restricted stock units granted to the named executive officers in 2020. These awards will vest and be earned only if certain performance goals are achieved as described in “— Long-Term Equity Incentive Compensation” above. The values reported for the performance-based restricted stock units awarded in 2020 represent the grant date fair values of such awards assuming the probable outcome of the performance conditions. We determined that as of the date of the grant it was not probable, as defined under applicable accounting guidance, that the applicable performance conditions would be achieved and, accordingly, the grant date fair value of such awards is $0. The value of such awards assuming the maximum achievement of the applicable performance conditions is reported in footnote 1 to the Summary Compensation Table above.

(3)

The valuation of stock and option awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Outstanding Equity Awards at Fiscal Year-End 2020

		Option Awards							Stock Awards
Name	Grant Date	Vesting Start Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeff Ray	5/1/2018	4/11/2018	220,000	(3)	220,000	—	9.80	5/1/2028	—		—	—		—
	5/1/2018	—	—		—	—	—	—	100,000	(12)	1,840,000	—		—
	5/1/2018	—	—		—	—	—	—	—		—	200,000	(4)	3,680,000
	12/31/2018	—	—		—	—	—	—	—		—	100,000	(5)	1,840,000
	12/17/2019	—	—		—	—	—	—	—		—	15,000	(6)	276,000
	12/17/2019	—	—		—	—	—	—	40,000	(7)	736,000	—		—
	12/30/2020	—	—		—	—	—	—	—		—	12,548	(8)	230,883
	12/30/2020	—	—		—	—	—	—	50,190	(7)	923,496	—		—
Robert Noreck	7/31/2017	7/31/2017	—		—	—	—	—	3,125	(9)	57,500	—		—
	7/31/2017	7/31/2017	18,750	(3)	6,250	—	6.70	7/31/2027	—		—	—		—
	4/9/2018	12/10/2017	—		—	—	—	—	3,750	(9)	69,000	—		—
	5/10/2018	5/3/2018	20,000	(3)	20,000	—	10.28	5/10/2028	—		—	—		—
	5/10/2018	—	—		—	—	—	—	11,250	(12)	207,000	—		—
	5/10/2018	—	—		—	—	—	—	—		—	22,500	(4)	414,000
	12/31/2018	—	—		—	—	—	—	3,750	(12)	69,000	—		—
	12/31/2018	—	—		—	—	—	—	—		—	7,500	(10)	138,000
	12/17/2019	—	—		—	—	—	—	—		—	6,000	(6)	110,400
	12/17/2019	—	—		—	—	—	—	16,000	(7)	294,400	—		—
	12/30/2020	—	—		—	—	—	—	—		—	4,774	(8)	87,842
	12/30/2020	—	—		—	—	—	—	19,094	(7)	351,330	—		—
David Plotkin	3/8/2011	11/15/2010	518	(11)	—	—	8.19	3/8/2021	—		—	—		—
	2/17/2012	12/15/2011	3,846	(11)	—	—	11.00	2/17/2022	—		—	—		—
	5/8/2012	5/8/2012	2,000	(11)	—	—	16.88	5/8/2022	—		—	—		—
	7/30/2013	7/30/2013	8,000	(11)	—	—	10.61	7/30/2023	—		—	—		—
	7/29/2014	7/29/2014	5,000	(11)	—	—	5.97	7/29/2024	—		—	—		—
	8/4/2015	8/4/2015	15,000	(11)	—	—	5.53	8/4/2025	—		—	—		—
	9/30/2015	9/10/2015	10,000	(11)	—	—	4.92	9/30/2025	—		—	—		—
	12/30/2015	12/10/2015	9,000	(11)	—	—	6.35	12/30/2025	—		—	—		—
	12/23/2016	12/10/2016	10,667	(11)	—	—	8.00	12/23/2026	—		—	—		—
	9/27/2017	9/10/2017	17,250	(3)	5,750	—	7.23	9/27/2027	—		—	—		—
	9/27/2017	9/10/2017	—		—	—	—	—	3,000	(9)	55,200	—		—
	4/9/2018	12/10/2017	15,000	(3)	5,000	—	7.10	4/9/2028	—		—	—		—
	4/9/2018	12/10/2017	—		—	—	—	—	5,000	(9)	92,000	—		—
	12/31/2018	—	—		—	—	—	—	28,750	(12)	529,000	—		—
	12/31/2018	—	—		—	—	—	—	—		—	57,500	(10)	1,058,000
	12/17/2019	—	—		—	—	—	—	—		—	6,000	(6)	110,400
	12/17/2019	—	—		—	—	—	—	16,000	(7)	294,400	—		—
	12/30/2020	—	—		—	—	—	—	—		—	3,819	(8)	70,270
	12/30/2020	—	—		—	—	—	—	15,275	(7)	281,060	—		—

(1)	The vesting start date is a date fixed by our Board or Compensation Committee when granting equity awards.
(2)

Represents the fair market value of unvested restricted stock units as of December 31, 2020 based upon the closing market price of our common stock on December 31, 2020, the last trading day of 2020, of $18.40 per share.

(3)	This option award is subject to our Four Year Annual vesting schedule.
(4)	This performance-based restricted stock unit award is subject to our Rule of 30 vesting schedule, with a four-year performance period from July 1, 2018 through June 30, 2022.
(5)	This performance-based restricted stock unit award is subject to our Rule of 40 vesting schedule, with a four-year performance period from October 1, 2018 through September 30, 2022.
(6)	This performance-based restricted stock unit award is subject to our 2019 Rule of X vesting schedule, with a three-year performance period from January 1, 2020 through December 31, 2022.
(7)	This time-based restricted stock unit award is subject to our Three Year Annual vesting schedule.
(8)	This performance-based restricted stock unit award is subject to our 2020 Rule of X vesting schedule, with a three-year performance period from January 1, 2021 through December 31, 2023.
(9)	This time-based restricted stock unit award is subject to our Four Year Annual vesting schedule.
(10)	This performance-based restricted stock unit award is subject to our Rule of 30 vesting schedule, with a four-year performance period from October 1, 2018 through September 30, 2022.
(11)	This option award is fully vested.
(12)	Represents performance-based restricted stock units granted in 2018 that were earned in 2020 and vest on April 28, 2021.

Option Exercises and Stock Vested—2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeff Ray	—	—	120,000	1,234,400
Robert Noreck	—	—	29,875	369,773
David Plotkin	—	—	46,084	533,415

(1)

The value realized on exercise is based on the gain, if any, equal to the difference between the per share fair market value of the stock on the exercise date less the per share exercise price, multiplied by the number of shares for which the option was being exercised.

(2)	The value realized on vesting is based on the closing price per share of our common stock on the vesting date, multiplied by the number of restricted stock units that vested.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

The information below sets forth the estimated amounts payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2020, based on the closing market price of our common stock on December 31, 2020, the last trading day of 2020, of $18.40 per share. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. These figures are based on the equity agreements and employment agreements in effect on December 31, 2020.

Name	Benefit	Upon a Change in Control ($)	Termination without Cause, prior to or more than 12 months (or 18 months for Mr. Ray) following a Change in Control ($)	Resignation for Good Reason, prior to or more than 12 months (or 18 months for Mr. Ray) following a Change in Control ($)	Termination without Cause, or Resignation for Good Reason, within 12 months (or 18 months for Mr. Ray) following a Change in Control ($)
Jeff Ray	Severance(1)	—	1,000,000	1,000,000	1,000,000
	Option / Restricted Stock Unit Acceleration(2)	5,391,496	1,347,874	1,347,874	2,600,316
	COBRA Premiums(3)	—	20,859	20,859	20,859
	Vacation Payout	—	—	—	—
	Total Value	5,391,496	2,368,733	2,368,733	3,621,175

Robert Noreck	Severance(1)	—	576,000	576,000	576,000
	Option / Restricted Stock Unit Acceleration(2)	1,283,755	—	320,939	—
	COBRA Premiums(3)	—	13,869	13,869	13,869
	Vacation Payout	—	—	—	—
	Total Value	1,283,755	589,869	910,808	589,869

David Plotkin	Severance(1)	—	490,000	490,000	490,000
	Option / Restricted Stock Unit Acceleration(2)	1,372,388	343,097	343,097	—
	COBRA Premiums(3)	—	21,827	21,827	21,827
	Vacation Payout	—	—	—	—
	Total Value	1,372,388	854,924	854,924	511,827

(1)	Based on 2020 salaries and annual incentive compensation targets for our named executive officers under the Performance Incentive Program.
(2)

The value of accelerated vesting of stock options and restricted stock unit awards for the named executive officers is based on the difference between (x) $18.40, the closing market price of our common stock on December 31, 2020, and (y) the per share exercise price or purchase price of the award, if any.

(3)	Estimated based on the cost for such coverage during 2020.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute.

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

We identified the median employee using our employee population on December 31, 2020 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

We identified the median employee by looking at annual base pay and annual target cash incentive opportunity as of December 31, 2020 for all active employees as of that date. The value of our 401(k) plan and health and welfare benefits provided was excluded as all employees, including the Chief Executive Officer, are offered the same benefits. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. In identifying the median employee, we did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments. Once the median employee was identified, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation as calculated using Summary Compensation Table requirements was $124,501. Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $1,965,003. Therefore, our CEO Pay Ratio is approximately 16:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.

Director Compensation

We reimburse each member of our Board who is not an employee for reasonable travel and other expenses in connection with attending meetings of the Board or committees thereof. In addition, as part of our efforts to attract and retain highly qualified individuals to our Board, we may grant equity awards to our non-employee directors upon their election to our Board.

2020 Compensation

We have adopted a non-employee director compensation policy as described below. In 2020, each of the non-employee members of our Board was entitled to the following equity compensation pursuant to such policy:

•

Upon initial election to the Board, initial equity awards with an aggregate value of $200,000, split equally in value between restricted stock units and options to purchase shares of common stock (issued with an exercise price equal to the fair market value of our common stock on the grant date), that each vest in equal quarterly installments over three years, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation or acceleration of vesting. The shares underlying the initial grant of restricted stock units and stock options made to any non-employee director who is first elected to the Board as of or subsequent to our initial public offering may not be sold while he/she remains a Board member.

•

At each annual meeting of our stockholders, for each continuing non-employee director who has served as a director for at least the six months prior to such annual meeting of stockholders, annual equity awards with an aggregate value of $100,000, split equally in value between restricted stock units and options to purchase shares of common stock (issued with an exercise price equal to the fair market value of our common stock on the grant date), that each vest in full after one year, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation or acceleration of vesting.

Under our non-employee director compensation policy in effect in 2020, our Board chairperson also received an annual cash retainer of $70,000, and each of our other non-employee directors received an annual cash retainer of $45,000, for general availability and participation in meetings and conference calls of our Board. Additionally, the Audit Committee chairperson received an annual cash retainer of $15,000, each Audit Committee member received an annual cash retainer of $7,500, the Compensation Committee chairperson received an annual cash retainer of $10,000, each Compensation Committee member received an annual cash retainer of $5,000, the Nominating and Corporate Governance Committee chairperson received an annual cash retainer of $7,500 and each Nominating and Corporate Governance Committee member received an annual cash retainer of $3,000.

As of April 2020, the Board amended the non-employee director compensation policy to change the split for the equity award for each continuing non-employee director from an equal split in value between restricted stock units and options to purchase shares of common stock to an award solely in the form of restricted stock units. Non-employee directors have until the earlier of two years after the date of the director’s resignation and the original expiration date of the option to exercise vested stock options held as of the date of resignation.

The following table provides compensation information for the fiscal year ended December 31, 2020 for each non-employee member of our Board. No member of our Board receives or has received separate compensation for services rendered as a member of our Board.

Director Compensation—2020

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)	All Other Compensation	Total ($)
Deborah Besemer	70,000	—	99,997	—	169,997
Kristin Frank	58,000	—	99,997	—	157,997
Gary Haroian	65,000	—	99,997	—	164,997
Diane Hessan	60,000	—	99,997	—	159,997
Scott Kurnit	53,000	—	99,997	—	152,997
Tsedal Neeley	16,753	89,414	99,994	—	206,161
Ritcha Ranjan	16,753	89,414	99,994	—	206,161
Thomas E. Wheeler	55,500	—	99,997	—	155,497

(1)

Represents the grant date fair value of options and restricted stock units awarded in the fiscal year ended December 31, 2020 in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)	Dr. Neeley and Ms. Ranjan joined the Board in August 2020.

The non-employee members of our Board who held such position on December 31, 2020 held the following aggregate number of shares underlying unexercised options and unvested restricted stock units as of such date:

Name	Number of Shares Underlying Unexercised Options	Number of Unvested Restricted Stock Units
Deborah Besemer	73,668	12,690
Kristin Frank	32,618	14,221
Gary Haroian	81,461	12,690
Diane Hessan	47,372	12,690
Scott Kurnit	79,668	12,690
Tsedal Neeley	18,832	8,206
Ritcha Ranjan	18,832	8,206
Thomas E. Wheeler	32,618	14,221

2021 Compensation

Effective April 1, 2021, the Board adopted an amended and restated non-employee director compensation policy, pursuant to which each of the non-employee members of our Board is entitled to the following equity compensation:

•

Upon initial election to the Board, an initial restricted stock unit award with an aggregate value of $125,000, prorated based on the number of days from the date the new non-employee director is appointed to the Board until the Company’s next Annual Meeting of Stockholders, that vests in full as of the earlier of (i) the one-year anniversary of the Company’s previous annual meeting of our stockholders and (ii) the date of the annual meeting of our stockholders following such non-employee director’s appointment to the Board, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation or acceleration of vesting. The shares underlying the initial grant of restricted stock units may not be sold while the non-employee director remains a Board member.

•

At each annual meeting of our stockholders, each continuing non-employee director will receive a restricted stock unit award with an aggregate value of $125,000, that vests in full after one year, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation or acceleration of vesting.

Under such non-employee director compensation policy, our Board chairperson also receives an annual cash retainer of $80,000, and each of our other non-employee directors receives an annual cash retainer of $50,000, for general availability and participation in meetings and conference calls of our Board. Additionally, the Audit Committee chairperson receives an annual cash retainer of $20,000, each Audit Committee member receives an annual cash retainer of $10,000, the Compensation Committee chairperson receives an annual cash retainer of $12,000, each Compensation Committee member receives an annual cash retainer of $6,000, the Nominating and Corporate Governance Committee chairperson receives an annual cash retainer of $8,000 and each Nominating and Corporate Governance Committee member receives an annual cash retainer of $4,000.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. We have been advised that our Chief Legal Officer, David Plotkin, has entered into a trading plan in accordance with Rule 10b5-1 and our policy governing transactions in our securities. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company.

We anticipate that, as permitted by Rule 10b5-1 and our policy governing transactions in our securities, some or all of our officers, directors and employees may establish trading plans in the future. We intend to disclose the names of executive officers and directors who establish a trading plan in compliance with Rule 10b5-1 and the requirements of our policy governing transactions in our securities in our future quarterly and annual reports on Form 10-Q and 10-K filed with the SEC. However, we undertake no obligation to update or revise the information provided herein, including for revision or termination of an established trading plan.

Compensation Committee Interlocks and Insider Participation

During 2020, Ms. Frank, Mr. Haroian and Mr. Kurnit served as members of our Compensation Committee. No member of the Compensation Committee was an employee or officer of Brightcove during 2020, a former officer of Brightcove, or had any other relationship with the company requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (2) a director of another entity, one of whose executive officers served on our Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

Report of the Compensation Committee of the Board of Directors

The information contained in this Compensation Committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Compensation Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Brightcove specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Kristin Frank (Chairperson)

Gary Haroian

Scott Kurnit

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than compensation agreements and other arrangements which are discussed in “Compensation Discussion and Analysis,” in 2020, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

Our Board reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a related party. We have adopted a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, our Audit Committee shall review the material facts of all related party transactions. The Audit Committee shall take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the related party transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 290 Congress Street, Boston, MA 02210, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not earlier than January 11, 2022 and not later than the close of business on February 10, 2022. However, if the date of our 2021 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after May 11, 2022, the anniversary of the 2021 Annual Meeting, a stockholder notice will be timely if it is received at the address set forth above by the later of the close of business on (1) the 90th day prior to such annual meeting or (2) the tenth day following the day on which public announcement of the date of the meeting is made.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be to be included in our proxy materials relating to our 2022 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 4, 2021. Such proposals must be delivered to our Secretary, c/o Brightcove Inc., 290 Congress Street, Boston, MA 02210.

Exhibit A

BRIGHTCOVE INC.

2021 STOCK INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Brightcove Inc. 2021 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Brightcove Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means a cash-denominated Award granted pursuant to Section 10.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or advisor who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends granted pursuant to Section 11.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Minimum Vesting Period” means the one-year period following the date of grant of an Award, or the vesting start date of an Award, whichever is earlier.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means an option to purchase shares of Stock granted pursuant to Section 5.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares granted pursuant to Section 7.

“Restricted Stock Units” means an Award of stock units granted pursuant to Section 8.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an officer, employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means a stock appreciation right Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock granted pursuant to Section 9.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

(g) Minimum Vesting Period. The vesting period for each Award granted under the Plan must be at least equal to the Minimum Vesting Period; provided, however, nothing in this Section 2(g) shall limit the Administrator’s authority to accelerate the vesting of Awards as set forth in Section 2(b)(v) above; and, provided further, notwithstanding the foregoing, (i) up to five percent of the shares of Stock authorized for issuance under the Plan may be utilized for Unrestricted Stock Awards or other Awards with a vesting period that is less than the Minimum Vesting Period (each such Award, an “Excepted Award”) and (ii) annual Awards to Non-Employee Directors that occur in connection with the Company’s annual meeting of stockholders may vest on the date of the Company’s next annual meeting of stockholders. Notwithstanding the foregoing, in addition to Excepted Awards, the Administrator may grant Awards that vest (or permit previously granted Awards to vest) within the Minimum Vesting Period (i) if such Awards are granted as substitute Awards in replacement of other Awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within the Minimum Vesting Period or (ii) if such Awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within the Minimum Vesting Period.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 6,200,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan and under the Company’s 2012 Stock Incentive Plan and the Company’s Amended and Restated 2004 Stock Option and Incentive Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options.

Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 6,200,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or

Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. In the event of such termination, the Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d) Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for service as a Non-Employee Director shall not exceed $750,000; provided, however that such amount shall be $1,000,000 for the calendar year in which the applicable Non-Employee Director is initially elected or appointed to the Board. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such officers, employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to officers, employees, Non-Employee Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5.	STOCK OPTIONS

(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Option is otherwise compliant with Section 409A.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company or the Company’s stock plan administrator, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company or the Company’s stock plan administrator a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his or her stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, the portion that exceeds the limit shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Appreciation Right is otherwise compliant with Section 409A.

(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7.	RESTRICTED STOCK AWARDS

(a) Award of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that any dividends paid by the Company during the vesting period shall accrue and shall not be paid to the grantee until and only to the extent the Restricted Stock Award vests. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company or the Company’s transfer agent until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided in any applicable employment agreement or other service agreement between the Company or an Affiliate and the grantee or by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.	RESTRICTED STOCK UNITS

(a) Award of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his or her Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided in any applicable employment agreement or other service agreement between the Company or an Affiliate and the grantee or by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.	CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11.	DIVIDEND EQUIVALENT RIGHTS

(a) Award of Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. In no event shall dividends or Dividend Equivalent Rights be paid with respect to Options or Stock Appreciation Rights. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or multiple installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.	TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that a grantee who is an employee or director may transfer his or her Awards other than Incentive Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew,

mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13.	TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14.	SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15.	TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i) a transfer of employment from an Affiliate to the Company or from the Company to an Affiliate, or from one Affiliate to another Affiliate; or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, and to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.	GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 19.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:                 March 25, 2021

DATE APPROVED BY STOCKHOLDERS:

BRIGHTCOVE INC. 290 CONGRESS STREET BOSTON, MA 02210 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 10, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BCOV2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 10, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D35127-P51447 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BRIGHTCOVE INC. The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4: 1. To elect the following Class III Director Nominees 01) Gary Haroian 02) Diane Hessan 03) Ritcha Ranjan For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 2. To ratify the appointment of Ernst & Young LLP as Brightcove’s independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. To approve, on a non-binding, advisory basis, the compensation of Brightcove’s named executive officers. 4. To approve the Brightcove Inc. 2021 Stock Incentive Plan. For Against Abstain This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted (i) “FOR” the election of each of the nominees for director; (ii) “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; (iii) “FOR” approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers; (iv) “FOR” approval of the Brightcove Inc. 2021 Stock Incentive Plan; and (v) in the discretion of the proxies upon such matters as may properly come before the 2021 Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 11, 2021 The proxy statement and the 2020 Annual Report on Form 10-K are available at http://www.proxyvote.com/brightcove2021 D35128-P51447 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHTCOVE INC. The undersigned hereby appoints Jeff Ray, Robert Noreck and David Plotkin as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution and hereby authorizes them to represent and vote all the shares of common stock of Brightcove Inc. (the “Company”), standing in the name of the undersigned on March 12, 2021, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on May 11, 2021 or at any adjournment or postponement thereof. Receipt of this Notice of the 2021 Annual Meeting of Stockholders and Proxy Statement and the 2020 Annual Report is hereby acknowledged. In order for your vote to be submitted by this proxy, you must (i) properly complete the Internet voting instructions no later than 11:59 P.M. Eastern Time on May 10, 2021 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2021 Annual Meeting of Stockholders of the Company. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote virtually should you decide to attend the 2021 Annual Meeting of Stockholders of the Company. (Continued, and to be marked, dated and signed, on the other side)